Exhibit 10.1






                             INVESTMENT AGREEMENT
                        dated as of September 26, 2002
                                    between
                       THE RETIREMENT SYSTEMS OF ALABAMA
                                      and
                            US AIRWAYS GROUP, INC.

                               TABLE OF CONTENTS







ARTICLE I DEFINITIONS.............................................................................................2
Section 1.01          Definitions.................................................................................2
ARTICLE II ISSUANCE AND PURCHASE OF COMMON STOCK, WARRANTS AND  CLASS A PREFERRED SHARES.........................11
Section 2.01          Issuance and Purchase of Common Stock, Warrants and Class A Preferred
                      Shares.....................................................................................11
Section 2.02          Closing....................................................................................12
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................................12
Section 3.01          Corporate Organization and Qualification...................................................12
Section 3.02          Authorization; No Contravention............................................................13
Section 3.03          Consents; No Conflicts.....................................................................14
Section 3.04          Bankruptcy Court Orders....................................................................14
Section 3.05          Capitalization; Securities.................................................................14
Section 3.06          Subsidiaries; Equity Investments...........................................................15
Section 3.07          Company Reports; Financial Statements......................................................16
Section 3.08          Information Provided.......................................................................17
Section 3.09          Absence of Certain Changes or Events.......................................................17
Section 3.10          Property...................................................................................17
Section 3.11          Litigation.................................................................................18
Section 3.12          Compliance with Laws; Regulatory Approvals.................................................19
Section 3.13          Taxes......................................................................................19
Section 3.14          ERISA and Other Employment Matters.........................................................20
Section 3.15          Labor Matters..............................................................................21
Section 3.16          Contracts..................................................................................21
Section 3.17          Financial Advisors and Brokers.............................................................22
Section 3.18          Insurance..................................................................................22
Section 3.19          Environmental Matters......................................................................23
Section 3.20          Controls...................................................................................23
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE INVESTOR........................................................23
Section 4.01          Organization...............................................................................23
Section 4.02          Authorization of Agreements................................................................23
Section 4.03          Consents; No Conflicts.....................................................................23
Section 4.04          Financial Advisors and Brokers.............................................................24
Section 4.05          Ownership of Equity Securities; Purpose of Investment......................................24
Section 4.06          Citizenship................................................................................24
Section 4.07          Financing..................................................................................24
ARTICLE V GOVERNANCE.............................................................................................24
Section 5.01          Board of Directors.........................................................................24
Section 5.02          Committees; Meetings.......................................................................26
Section 5.03          Directors' Liability and Indemnification...................................................27
ARTICLE VI PRE-CLOSING COVENANTS.................................................................................27
Section 6.01          Taking of Necessary Action.................................................................27
Section 6.02          Notifications..............................................................................28
Section 6.03          Compliance with the Bidding Procedures Order...............................................28
ARTICLE VII ADDITIONAL COVENANTS.................................................................................28
Section 7.01          Financial and Other Information............................................................28
Section 7.02          Company Reports; Financial Statements......................................................29
Section 7.03          Publicity..................................................................................29
Section 7.04          Registration Rights Agreement..............................................................29
Section 7.05          Slots and Routes...........................................................................30
Section 7.06          Tax Contests...............................................................................30
Section 7.07          Investor Financing.........................................................................30
ARTICLE VIII CONDITIONS..........................................................................................31
Section 8.01          Conditions to Investor's Obligations.......................................................31
Section 8.02          Conditions to the Company's Obligations....................................................34
ARTICLE IX TERMINATION...........................................................................................36
Section 9.01          Termination of Agreement...................................................................36
Section 9.02          Effect of Termination......................................................................37
ARTICLE X MISCELLANEOUS..........................................................................................37
Section 10.01          Fees and Expenses.........................................................................37
Section 10.02          Survival of Representations and Warranties................................................38
Section 10.03          Specific Performance......................................................................38
Section 10.04          Indemnification...........................................................................38
Section 10.05          Notices...................................................................................40
Section 10.06          Entire Agreement; Amendment...............................................................41
Section 10.07          Counterparts..............................................................................41
Section 10.08          Governing Law.............................................................................41
Section 10.09          Successors and Assigns....................................................................41
Section 10.10          No Third-Party Beneficiaries..............................................................42
Section 10.11          General Interpretive Principles...........................................................42
Section 10.12          MidAtlantic Airways, Inc..................................................................42


EXHIBIT A         Provisions of the Reorganized Company's Certificate of Incorporation
EXHIBIT B         Form of Class A-1 Warrants
EXHIBIT C         Form of Class A-2 Warrants
EXHIBIT D         Certificate of Designation of Class A Preferred Shares
EXHIBIT E         Certificate of Designation of Class B Preferred Shares
EXHIBIT F         Certificate of Designation of Class C Preferred Shares
EXHIBIT G         Bidding Procedures Order
EXHIBIT H         Summary of Principal Terms of the Plan
EXHIBIT I         Official Committee of Unsecured Creditors Letter


          Schedule 3.03             Approvals Required of the Companies in connection with the
                                    Transactions
          Schedule 3.06(a)          Subsidiaries of the Companies
          Schedule 3.06(b)          Equity Securities Beneficially Owned  by the Companies;
                                    Obligations to Purchase Equity Securities
          Schedule 3.07(a)          SEC Reports Not Filed
          Schedule 3.10(a)          Owned Real Property or Leased Real Property with
                                    Defects in Title Schedule 3.10(c) Slots Held by the Companies
          Schedule 3.10(d)(iii)     Intellectual Property Claims or Litigation
          Schedule 3.10(d)(iv)      Third Party Rights under IP Agreements Schedule
                                    3.12(b) Failures to Obtain or Comply with Regulatory Approvals
          Schedule 3.13(a)          Tax Returns; Payment of Taxes; Material Tax
                                    Liabilities
          Schedule 3.13(b)          Tax Audits or Investigations;
                                    Extensions
          Schedule 3.13(d)          Failure to Withhold
          Schedule 3.14(a)          Employee Plans; Contributions to Multi-Employer Plans; Other
                                    Obligations in respect of Employee Plans
          Schedule 3.14(b)          Modification of Compensation or Employee Benefits
          Schedule 3.14(d)          Compliance with ERISA
          Schedule 3.14(e)          Non-qualified Employee Plans
          Schedule 3.15(a)          Collective Bargaining Agreements & Labor
                                    Agreements; Notifications of Efforts to Organize; Unfair Labor
                                    Practices
          Schedule 3.15(b)          Change of Control Provisions under
                                    Collective Bargaining Agreements
          Schedule 3.16(a)          Employment & Similar Agreements
          Schedule 3.16(c)          Change of Control Provisions
                                    under Employment Agreements
          Schedule 3.17             Financial Advisors and Brokers
          Schedule 3.18             Description of Insurance; Insurance Policies
                                    Expiring prior to Closing; Notices relating to Insurance Policies;
                                    Pending Insurance Claims
          Schedule 3.19             Failure to Comply with
                                    Environmental Laws
          Schedule 4.03             Approvals Required by the Investor
                                    in connection with the Transactions
          Schedule 8.01(p)          Operational and Financial Benchmarks

                             INVESTMENT AGREEMENT

                  THIS INVESTMENT AGREEMENT (together with all exhibits and schedules hereto and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the "Agreement"), dated as of September 26, 2002, by and between The Retirement Systems of Alabama (the "Investor"), and US Airways Group, Inc., a Delaware corporation, and its successors (including, as the context may require, on or after the Effective Date, as reorganized pursuant to the Bankruptcy Code) (the "Company").
                             W I T N E S S E T H:
                              -------------------

                  WHEREAS, on August 11, 2002, the Company and certain of its Subsidiaries (the "Debtor Subsidiaries" and, together with the Company, the "Debtors") filed voluntary petitions (the "Cases") for protection under chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Eastern District of Virginia, Alexandria Division (the "Bankruptcy Court") to enable the Debtors to be restructured pursuant to one or more plans of reorganization (collectively, the "Plan");

                  WHEREAS, the Debtors have continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

                  WHEREAS, pursuant to the Plan, the reorganized Company intends to cancel the existing outstanding Equity Securities of the Company upon the Effective Date and issue (i) fifty-one million one hundred thousand (51,100,000) Class A common shares of the Company, having the terms set forth in Exhibit A attached hereto (the "Class A Common Shares"), (ii) five million (5,000,000) Class B common shares of the Company, having the terms set forth in Exhibit A attached hereto (the "Class B Common Shares"), (iii) twenty million two hundred fifty thousand (20,250,000) warrants, exercisable into Class A Common Shares of the Company, having the terms set forth in Exhibit B attached hereto (the "Class A-1 Warrants"), (iv) four million (4,000,000) warrants, exercisable into Class A Common Shares of the Company, having the terms set forth in Exhibit C attached hereto (the "Class A-2 Warrants"), (v) twenty-four million two hundred fifty thousand (24,250,000) non-convertible Class A preferred shares of the Company, having the terms set forth in Exhibit D attached hereto (the "Class A Preferred Shares"), (vi) fifty million (50,000,000) non-convertible, redeemable Class B preferred shares of the Company, having the terms set forth in Exhibit E attached hereto (the "Class B Preferred Shares") and (vii) at the option of the Company, up to three (3) non-convertible Class C preferred shares of the Company, which shall be issued in up to three series, having the terms set forth in Exhibit F attached hereto (the "Class C Preferred Shares");

                  WHEREAS, simultaneously with the consummation of the Plan, the Investor intends to purchase from the reorganized Company, and the reorganized Company intends to issue and sell to the Investor, subject to the terms and conditions contained herein, (i) twenty million (20,000,000) Class A Common Shares, (ii) five million (5,000,000) Class B Common Shares, (iii) five million (5,000,000) Class A-1 Warrants and (iv) five million (5,000,000) Class A Preferred Shares (such transactions collectively, the "Investment") in exchange for the Investment Price;

                  WHEREAS, the parties intend that the transactions contemplated hereby will be implemented by, and take effect subject to the occurrence of the Effective Date simultaneously with the consummation of, the Plan; and

                  WHEREAS, the Company and the Investor desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated herein;

                  NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows, in the case of the Company, subject to Bankruptcy Court approval of this Investment Agreement:

                                  ARTICLE I

                                  DEFINITIONS

                  Section 1.01 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

                   "Affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act as in effect as on the date hereof.

                  "Agreement" has the meaning set forth in the preamble hereto.

                  "AFA" means the Association of Flight Attendants.

                  "ALPA" has the meaning set forth in Section 5.01(b) hereof.

                  "ALPA Director" has the meaning set forth in Section 5.01(b) hereof.

                  "Alternative Transaction" means a transaction pursuant to which the control of the Business is sold, merged, combined, consolidated or otherwise disposed of in a single transaction or a series of Related Transactions either pursuant to 11 U.S.C. Section 363 or pursuant to a Chapter 11 plan of reorganization.

                  "Approvals" has the meaning set forth in Section 8.01(d) hereof.

                  "ATSB Loan" has the meaning set forth in the definition of "Constituents" herein.

                  "Bankruptcy Code" has the meaning set forth in the recitals hereto.

                  "Bankruptcy Court" has the meaning set forth in the recitals hereto.

                  "Beneficial Ownership" with respect to any securities has the meaning set forth in Rule 13d-3 under the Exchange Act as in effect on the date hereof, except that a Person shall be deemed to have Beneficial Ownership of all such securities that such Person has the right to acquire whether such right is exercisable immediately or after the passage of time. The term "Beneficially Own" has a correlative meaning.

                  "Bidding Procedures Order" means the order entered by the Bankruptcy Court establishing the procedures relating to the solicitation, submission, acceptance and approval of bids to acquire or invest in the reorganized Company.

                  "Board" means the board of directors of the Company (including, with respect to periods following the Effective Date, the reorganized Company).

                  "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions of the State of New York are authorized by law or executive order to close.

                  "Business" means one or more of the businesses of the Debtors, or portions thereof that, together, accounted for at least seventy-five percent (75%) of the aggregate revenue of the Debtors (determined in accordance with GAAP, consistently applied) during the four (4) fiscal quarters immediately preceding the effective date or the closing date of the plan, sale or other transaction of the type that would qualify as an Alternative Transaction.

                  "By-Laws" means the by-laws of the Company, as amended from time to time (including, with respect to periods following the Effective Date, the by-laws of the reorganized Company).

                  "Cases" has the meaning set forth in the recitals hereto.

                  "Cash Equivalents" means any of the following types of investments, to the extent owned by any of the Companies free and clear of all
Liens:

                  (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (b) issued by any agency or instrumentality of the United States government, the obligations of which are backed by the full faith and credit of the United States government, in each case maturing no more than 180 days after such date; (ii) commercial paper issued by domestic corporations or institutions, states or municipalities maturing no more than 180 days after such date if such commercial paper, at the time of the acquisition thereof, has a rating of at least A-1 from Standard & Poor's or at least P-1 from Moody's; (iii) time deposits, certificates of deposit or bankers' acceptances maturing no more than 180 days after such date and issued or accepted by any lender or by any commercial bank organized under the Laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has net assets of not less than $1,000,000,000 and that has a rating of at least AA from Standard & Poor's or at least Aa2 from Moody's; (iv) shares of any money market mutual fund registered with the SEC under Rule 2a-7 that guarantees 100% same day liquidity and has net assets not less than $1,000,000,000; (v) marketable medium term notes maturing no more than 90 days after such date that, at the time of the acquisition thereof, have a rating of at least A- from Standard & Poor's or at least A3 from Moody's; (vi) corporate bonds maturing no more than 90 days after such date that, at the time of the acquisition thereof, have a rating of at least A- from Standard & Poor's or at least A3 from Moody's; and
(vii) asset-backed securities maturing no more than 90 days after such date and issued by an originator that has a rating of at least A from Standard & Poor's or A2 from Moody's; provided, however, that in the case of Cash Equivalents set forth in clauses (ii) through (vii) above, such Cash Equivalents shall not have a yield of more than the yield on treasury securities with a maturity comparable to such Cash Equivalents plus 1.50% per annum.

                  "CEO" has the meaning set forth in Section 5.01(b) hereof.

                  "CERCLA" has the meaning set forth in the definition of "Environmental Laws" herein.

                  "Certificate of Incorporation" means the Certificate of Incorporation of the Company, as amended from time to time, including any certificate of designation relating to any Equity Securities of the Company (including, in each case, with respect to periods following the Effective Date, of the reorganized Company).

                  "Chapter 11" means Chapter 11 of the Bankruptcy Code.

                  "Class A Common Shares" has the meaning set forth in the recitals hereto.

                  "Class A Preferred Shares" has the meaning set forth in the recitals hereto.

                  "Class A-1 Warrants" has the meaning set forth in the recitals hereto.

                  "Class A-2 Warrants" has the meaning set forth in the recitals hereto.

                   "Class B Common Shares" has the meaning set forth in the recitals hereto.

                  "Class B Preferred Shares" has the meaning set forth in the recitals hereto.

                  "Class C Preferred Shares" has the meaning set forth in the recitals hereto.

                  "Closing" means the closing of the sale and purchase of the Common Stock, Class A-1 Warrants and Class A Preferred Shares pursuant to
Section 2.01 hereof.

                  "Closing Date" has the meaning set forth in Section 2.02(a) hereof.

                  "Code" means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                  "Common Stock" means the Class A Common Shares together with the Class B Common Shares.

                  "Companies" means the Company, together with its Subsidiaries.

                  "Company" has the meaning set forth in the preamble hereto.

                  "Company Forecast" has the meaning set forth in Schedule 8.01(p) hereof.

                  "Confirmation Order" has the meaning set forth in the definition of "Effective Date" herein.

                  "Constituents" means (i) the employees of the Debtors that are subject to collective bargaining agreements that have been, or will be, amended and assumed in connection with the consummation of the Plan, (ii) the Air Transportation Stabilization Board, as guarantor, and other participants, lenders and counter-guarantors in the $1 billion loan to the Company to be provided as exit financing upon consummation of the Plan (the "ATSB Loan"),
(iii) entities providing aircraft financing pursuant to, or as contemplated by, the Plan and (iv) the holders of other allowed claims against the Debtors.

                  "Contests" has the meaning set forth in Section 7.06 hereof.

                  "Contractual Obligation" means, as to any Person, any obligation arising out of any indenture, mortgage, deed of trust, contract, agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound (including, without limitation, any debt security issued by such Person).

                  "Creditors' Committee" has the meaning set forth in Section 5.01(b) hereof.

                  "Creditors' Committee Director" has the meaning set forth in
Section 5.01(b) hereof.

                  "Debtors" has the meaning set forth in the recitals hereto. "Debtor Subsidiaries" has the meaning set forth in the recitals hereto.

                  "DIP Credit Agreement" means the Senior Secured
Superpriority Debtor-in-Possession Credit Agreement, dated as of September 26, 2002, among the Debtors, The Retirement Systems of Alabama and the other Lenders and agents from time to time party thereto, as amended, supplemented, modified or any substitutions therefor.

                  "DIP Facilities" means the Company's debtor-in-possession term loan facility, revolving credit facility and/or letter of credit facility provided under the DIP Credit Agreement, as the same may exist from time to time while the Cases are pending.

                  "Disclosure Statement" means a disclosure statement with respect to the Plan.

                  "Effective Date" means the effective date of the Plan; provided that, unless the Investor agrees otherwise, in no event shall the Effective Date occur (a) earlier than 11 days after the Bankruptcy Court approves and enters the order confirming the Plan (the "Confirmation Order"),
(b) before all Approvals are obtained and have become final (provided that, if an appeal of such Approval is pending and such appeal has a significant possibility of being resolved adversely to the Company in a manner that would reasonably be expected to have a Material Adverse Effect, this clause (b) shall be deemed not to be satisfied) and (c) before all applicable waiting periods imposed by Law in connection with the transactions contemplated by the Transaction Documents have expired or have been terminated.

                  "Employee Plans" has the meaning set forth in Section 3.14(a) hereof.

                  "Employment Agreement" means any employment, consulting, retention, change in control or severance agreement or other similar arrangement between any of the Companies, on the one hand, and any Representative thereof, on the other.

                  "Environmental Laws" means any federal, state or local law, statute, ordinance, order, decree, rule, regulation or permit or other binding determination of any Governmental Entity relating to, or otherwise imposing standards of conduct or liability with respect to (i) actual or threatened releases, discharges, emissions, spills, leaks, migrations, injections or disposals to air, water, land or groundwater of any Hazardous Material; (ii) the use, handling, storage, treatment, management, transportation or disposal of any Hazardous Material, including but not limited to, polychlorinated byphenyls, asbestos or urea formaldehyde; (iii) exposure to any Hazardous Material or any other toxic, hazardous or controlled, prohibited or regulated substances; or (iv) the investigation, remediation, removal, cleanup or compensation for any conditions resulting from the presence of any Hazardous Materials in air, water, land or groundwater. Environmental Laws shall include, but shall not be limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. ("RCRA"), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. ("TSCA"), the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation act, 49 U.S.C. 1802 et seq. ("HMTA"), the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. 2601 et seq., and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq. ("EPCRA"), and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.

                  "EPCRA" has the meaning set forth in the definition of "Environmental Laws" herein.

                  "Equity Securities" shall mean (i) capital stock of, or other equity interests in, any Person, (ii) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in such Person or (iii) options, warrants or other rights to acquire the securities described in clauses (i) and (ii), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise.

                  "ERISA" means the Employee Retirement Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

                  "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Expenses" has the meaning set forth in Section 10.01(a) hereof.

                  "FAA" means Federal Aviation Administration.

                  "GAAP" means U.S. generally accepted accounting principles as in effect at the relevant time or for the relevant period.

                  "Governmental Entity" means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local or foreign.

                  "Hazardous Materials" shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance that is defined, determined or identified as hazardous or toxic under Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, the term includes: "hazardous substances" as defined in CERCLA; "extremely hazardous substances" as defined in EPCRA; "hazardous waste" as defined in RCRA; "hazardous materials" as defined in HMTA; "chemical substance or mixture" as defined in TSCA; crude oil, petroleum or petroleum-derived products or wastes or any fraction thereof; radioactive materials including source, byproduct or special nuclear materials; polychlorinated biphenyls, dioxins, asbestos or asbestos-containing materials; chlorinated fluorocarbons; and radon.

                  "HMTA" has the meaning set forth in the definition of "Environmental Laws" herein.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

                  "IAMAW" has the meaning set forth in Section 5.01(b) hereof.

                  "IAMAW Director" has the meaning set forth in Section 5.01(b) hereof.

                  "Indemnified Parties" has the meaning set forth in Section 10.04(a) hereof.

                  "Indemnity Claim" has the meaning set forth in Section 10.04(b) hereof.

                  "Independent Directors" has the meaning set forth in Section 5.01(b) hereof.

                  "Intellectual Property" means all intellectual property rights including, but not limited to, patents, patent rights, trade secrets, know-how, trademarks, service marks, trade names, copyrights, licenses and proprietary processes and formulae.

                  "Investor" has the meaning set forth in the preamble hereto.

                  "Investor Director" has the meaning set forth in Section 5.01(b) hereof.

                  "Investment" has the meaning set forth in the recitals hereto.

                  "Investment Price" has the meaning set forth in Section 2.01 hereof.

                  "IP Agreements" has the meaning set forth in Section 3.10(d) hereof.

                  "Labor Director" has the meaning set forth in Section 5.01(b) hereof.

                  "Law" means any law, treaty, statute, ordinance, code, rule or regulation of a Governmental Entity or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Entity.

                  "Leased Real Property" means the real property leased by any of the Companies, as tenants, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property leased by any of the Companies attached or appurtenant to such real property and all easements, licenses, rights and appurtenances relating to the foregoing.

                  "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever intended for security (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

                  "Losses" has the meaning set forth in Section 10.04(a) hereof.

                  "Material Adverse Effect" means a material adverse effect on
(i) the business, condition or prospects (financial or otherwise) of the Companies, taken as whole (other than those which customarily occur as a result of events leading up to and following the commencement of a case under Chapter 11) or (ii) the ability of the Debtors, as applicable, to consummate the transactions contemplated by the Transaction Documents or to perform their obligations thereunder; provided that deferrals of payments to aircraft lessors and lenders with respect to grounded aircraft and other aircraft in the Companies' fleet (and any associated ratings down grade) shall not, in and of themselves, give rise to a Material Adverse Effect.

                  "MidAtlantic" has the meaning set forth in Section 3.01 hereof.

                  "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

                  "Outstanding Amount" means the then-current balance of the debt obligation owed to the Investor in respect of its participation in or guaranty of the DIP Facilities plus actual out-of-pocket expenses incurred by the Investor in connection therewith that have not been advanced or reimbursed by the Companies, it being understood that, with respect to any participation by the Investor in the DIP Facilities in the form of a guarantee, that only amounts that have actually been advanced by the Investor to the applicable guaranteed lender and not repaid shall count towards the Outstanding Amount.

                  "Owned Real Property" means the real property owned by any of the Companies, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Person" means any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization, or Governmental Entity.

                  "Plan" has the meaning set forth in the recitals hereto.

                  "Policies" has the meaning set forth in Section 3.18 hereof.

                  "Postpetition", when used with respect to any agreement, instrument or any obligation arising thereunder, any claim or proceeding or any other matter, means an agreement or instrument that was first entered into or first became effective, an obligation, claim or proceeding that first arose or was first instituted, or another matter that first occurred, after the commencement of the Cases.

                  "Proceeding" has the meaning set forth in Section 3.11 hereof.

                  "RCRA" has the meaning set forth in the definition of "Environmental Laws" herein.

                  "Registration Rights Agreement" has the meaning set forth in
Section 7.03 hereof.

                  "Regulatory Approvals" means, to the extent necessary in connection with the consummation of the transactions contemplated by the Transaction Documents, any and all certificates, permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, variances or clearances from, or filings or registrations with, Governmental Entities (and shall not include waiting periods under the HSR Act or otherwise imposed by Law).

                  "Related Transactions" means a series of transactions that are in fact related and are consummated within a nine (9) month period, which period shall be measured from the time of the consummation of the first transaction in such series; provided that such series consists of one principal transaction and the other transactions are necessary or desirable to implement or consummate the principal transaction.

                  "Representatives" means, with respect to any Person, such Person's officers, directors, employees, agents, attorneys, accountants, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such a Person.

                  "Schedules" means the schedules of assets and liabilities and the statements of financial affairs filed in the Cases by the Debtors.

                  "Seabury" has the meaning set forth in Section 3.17 hereof.

                  "SEC" means the U.S. Securities and Exchange Commission.

                  "SEC Reports" has the meaning set forth in Section 3.07(a) hereof.

                  "Securities Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Series 1 Class C Preferred Shares" means the Class C Preferred Shares to be issued, as of the Effective Date, to or for the benefit of employees of the Debtors that are subject to the collective bargaining agreement between any Debtor and ALPA.

                  "Series 2 Class C Preferred Shares" means the Class C Preferred Shares to be issued, as of the Effective Date, to or for the benefit of employees of the Debtors that are subject to the collective bargaining agreement between any Debtor and IAMAW.

                  "Series 3 Class C Preferred Shares" means the Class C Preferred Shares to be issued, as of the Effective Date, to or for the benefit of employees of the Debtors that are subject to new or amended collective bargaining agreements between any Debtor and a labor union (other than ALPA and IAMAW).

                  "Slot" means the right and operational authority held by any of the Companies granted by the FAA pursuant to Title 14 to conduct one Instrument Flight Rules (as defined under the federal aviation regulations) landing or takeoff operation in a specified time period at LaGuardia Airport, John F. Kennedy International Airport and Ronald Reagan Washington National Airport.

                  "Standard & Poor's" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

                  "Subsidiary" means as to any Person, any other Person of which more than fifty percent (50%) of the shares of the voting stock or other voting interests are owned or controlled, or the ability to select or elect more than fifty percent (50%) of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries.

                  "Subsequent Reports" has the meaning set forth in Section 7.02(a) hereof.

                  "Tax" means all taxes, including any interest, liabilities, fines, penalties or additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, income taxes (including, but not limited to, U.S. federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, gross or net receipts taxes, occupation taxes, real and personal property taxes, ad valorem taxes, stamp taxes, transfer taxes, capital taxes, import duties, withholding taxes, workers' compensation, and other obligations of the same or of a similar nature whether arising before, on or after the Closing Date.

                  "Tax Returns" has the meaning set forth in Section 3.13(a) hereof.

                   "Title 14" means Title 14 of the United States Code, as amended and in effect from time to time, and the regulations promulgated pursuant thereunder.

                  "Title 49" means Title 49 of the Code of Federal Regulations, as amended and in effect from time to time.

                  "Transaction Documents" has the meaning set forth in Section
3.02 hereof.

                  "TWU" means Transport Workers Union.

                  "TSCA" has the meaning set forth in the definition of "Environmental Laws" herein.

                  "US Airways" has the meaning set forth in Section 3.01 hereof.

                  "Warrants" means the Class A-1 Warrants together with the Class A-2 Warrants.

                  "Winning Plan Sponsor" means the Person who makes the highest and best investment proposal, as determined in accordance with the Bidding Procedures Order.

                                  ARTICLE II

              ISSUANCE AND PURCHASE OF COMMON STOCK, WARRANTS AND
                           CLASS A PREFERRED SHARES

                  Section 2.01 Issuance and Purchase of Common Stock, Warrants and Class A Preferred Shares.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties hereinafter set forth, at the Closing, the reorganized Company will issue, sell and deliver to the Investor, and the Investor will purchase from the reorganized Company, (i) twenty million (20,000,000) Class A Common Shares,
(ii) five million (5,000,000) Class B Common Shares, (iii) five million (5,000,000) Class A-1 Warrants and (iv) five million (5,000,000) Class A Preferred Shares, in each case, free and clear of all Liens, for an aggregate purchase price of two hundred forty million dollars ($240,000,000) (the "Investment Price").

                  (b) Notwithstanding the foregoing, (i) should each of them so determine, the Investor and the Company may, by mutual agreement, modify the foregoing structure in a manner consistent with the contemplated economic consequences to the Company and the Investor in order to enable the reorganized Company to more fully utilize the Company's existing tax attributes and (ii) the Investor may, in its sole discretion, elect to (A) be issued any combination of Class A Common Shares and Class B Common Shares, provided that the total number such of shares of Common Stock to be issued to the Investor hereunder shall not exceed twenty-five million (25,000,000) (excluding any shares to be acquired pursuant the exercise of Class A-1 Warrants) and the number of Class B Common Shares to be issued to the Investor shall not exceed five million (5,000,000), (B) delay the issuance and its receipt of all or any portion of the Class A Common Shares or the Class B Common Shares until the Class A Common Shares and Class A Preferred Shares are distributed to certain of the Constituents.

                  Section 2.02 Closing. (a) Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Sections 8.01 and 8.02 hereof (other than the conditions set forth in Sections 8.01(b), 8.01(h), 8.01(k), 8.01(m), 8.01(r), 8.02(e) and 8.02(f) hereof, which conditions may be satisfied either prior to, or simultaneously with, the Closing), the Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York, at 10:00 a.m., New York City time, on the third Business Day following satisfaction or, if permissible, waiver, of the conditions set forth in Sections 8.01 and 8.02 hereof (other than the conditions set forth in Sections 8.01(b), 8.01(h), 8.01(k), 8.01(m), 8.01(r),
8.02(e) and 8.02(f) hereof, which conditions may be satisfied either prior to, or simultaneously with, the Closing), or at such other time and place as the parties may agree (the date on which the Closing occurs, the "Closing Date"); provided that the parties shall use commercially reasonable efforts to have the Closing take place on the Effective Date.

                  (b) At the Closing, (i) the reorganized Company shall deliver to the Investor certificates representing the shares of Common Stock, Class A-1 Warrants and Class A Preferred Shares to be purchased by, and sold to, the Investor pursuant to Section 2.01 hereof (registered in the names and in the denominations designated by the Investor at least two Business Days prior to the Closing Date), together with the other documents, certificates and opinions to be delivered pursuant to Section 8.01 hereof, and (ii) the Investor, in full payment for the shares of Common Stock, Class A-1 Warrants and Class A Preferred Shares to be purchased by, and sold to, the Investor pursuant to Section 2.01 hereof, shall pay to the reorganized Company as provided in Section 2.01 hereof, an aggregate amount equal to (x) the Investment Price minus (y) any amounts due as of the Closing Date to the Investor pursuant to Section 10.01 hereof to the extent the Investor provides invoices and supporting documentation for such expenses (it being understood that the Investor shall continue to be entitled to seek reimbursement for amounts becoming due from and after the Closing to the extent properly reimbursable pursuant to Section 10.01 hereof) minus (z) the Outstanding Amount (such payment to be made in immediately available funds by wire transfer to the account designated by the Company, or by such other means as may be agreed between the parties hereto), and shall deliver the certificate required pursuant to Section 8.02(a) hereof.

                                 ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to, and agrees with, the Investor as follows:

                  Section 3.01 Corporate Organization and Qualification. Each of the Companies (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate power and authority to own or lease its assets and carry on its business, (c) has all requisite governmental licenses, authorizations, consents and approvals to own or lease its assets and carry on its business and (d) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, the Company has made available to the Investor a complete and correct copy of the certificate of incorporation and the by-laws or comparable governing instruments of the Company and each of its Subsidiaries, each as amended to date and each of which as so delivered is in full force and effect. Subject to Section 10.12 hereof, each of US Airways, Inc. ("US Airways"), MidAtlantic Airways, Inc. ("MidAtlantic"), Allegheny Airlines, Inc., PSA Airlines, Inc. and Piedmont Airlines, Inc. is an "air carrier" within the meaning of Section 40102 of Title 49 and holds a certificate under Section 41102 of Title 49 or a commuter air carrier authorization. Each such Person holds air carrier operating certificates issued pursuant to Chapter 447 of Title 49. Each of the Companies that is an "air carrier" is a "citizen of the United States" as defined in Section 40102(a)(15) of Title 49. Subject to
Section 10.12, each of the Companies that is an "air carrier" possesses all necessary certificates, franchises, licenses, permits, rights, authorizations and concessions and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted.

                  Section 3.02 Authorization; No Contravention. Subject and after giving effect to any required approvals of the Bankruptcy Court (including, without limitation, to the extent applicable, the Confirmation Order) and the Plan, the execution, delivery and/or performance of obligations under this Agreement, the Plan, the Bidding Procedures Order, the Confirmation Order, the Registration Rights Agreement, the Equity Securities and all other documents necessary to consummate the transactions and arrangements contemplated hereby (collectively, the "Transaction Documents"), to the extent that such documents have been delivered as of such date, by the Company, and any Debtor Subsidiary that is a party thereto, as applicable, and the consummation of the transactions contemplated by the Transaction Documents in accordance with the terms and conditions of such documents, are within the Company's (including, as applicable, the reorganized Company's), and, with respect to any such Debtor Subsidiary (including, as applicable, any Debtor Subsidiary as reorganized pursuant to the Plan) that is a party thereto, such Debtor Subsidiary's, corporate or other powers, have been duly authorized by all necessary corporate or other organizational action and do not and will not
(i) contravene the terms of any certificate of incorporation or by-laws or comparable governing instruments of any of the Companies assuming such instruments will be, or have been, as applicable, amended as of the Effective Date, including as set forth in Exhibit A attached hereto, (ii) conflict with or result in the breach or contravention of, or the creation of any Lien under, or require any payment to be made under (x) any Postpetition Contractual Obligation or contracts assumed in connection with the consummation of the Plan to which any of the Companies is a party or affecting any of the Companies or the properties of any of the Companies that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (y) any order, injunction, writ or decree of any Governmental Entity or any arbitral award to which any of the Companies or its property is subject, (iii) give rise to any preemptive rights, rights of first refusal or other similar rights on behalf of any Person under any applicable Law or any provision of any certificate of incorporation or by-laws or any agreement or instrument applicable to any of the Companies or (iv) violate any Law. Each Transaction Document when delivered will constitute, subject, in the case of the Debtors, to approval by the Bankruptcy Court, a legal, valid and binding obligation of the Companies that are parties thereto, enforceable against each of such Companies in accordance with its terms. The Board has approved the entry by the Company into this Agreement and the other Transaction Documents and has approved the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

                  Section 3.03 Consents; No Conflicts. No Approval (other than approval by the Bankruptcy Court) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any of the Companies of this Agreement or any other Transaction Document, or for the consummation of the transactions contemplated hereby and thereby, except for such Approvals listed on Schedule 3.03 hereto or that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and all of which have been duly obtained, taken, given or made and are in full force and effect, except as indicated on Schedule 3.03 hereto or for Approvals that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  Section 3.04 Bankruptcy Court Orders. The Debtors have complied with the terms of all orders of the Bankruptcy Court in respect of the Investment, this Agreement and the Bidding Procedures Order, except to the extent that any such failure to comply can be shown by the Debtors not to be material to the Company or to the Investor.

                  Section 3.05 Capitalization; Securities. Upon the Closing and after giving effect to the Confirmation Order, the Plan and the Investment, the authorized capital stock of the reorganized Company shall consist solely of (i) two hundred million (200,000,000) Class A Common Shares, the principal terms of which are set forth in Exhibit A attached hereto, (ii) five million (5,000,000) Class B Common Shares, the principal terms of which are set forth in Exhibit A attached hereto, (iii) twenty million two hundred fifty thousand (20,250,000) Class A-1 Warrants, the principal terms of which are set forth in Exhibit B attached hereto, (iv) four million (4,000,000) Class A-2 Warrants, the principal terms of which are set forth in Exhibit C attached hereto, (v) twenty-four million two hundred fifty thousand (24,250,000) Class A Preferred Shares, the principal terms of which are set forth in Exhibit D attached hereto, (vi) eighty-five million (85,000,000) Class B Preferred Shares, the principal terms of which are set forth in Exhibit E attached hereto and (vii) at the option of the Company, up to three
(3) Class C Preferred Shares, issuable in up to three (3) series, the principal terms of which are set forth in Exhibit F attached hereto, which, in each case, will be authorized and issued or reserved for issuance. Upon the Closing (prior to giving effect to the Investment) there shall not be outstanding any (A) Class A Common Shares, other than (x) up to twenty-seven million three hundred fifty thousand (27,350,000) Class A Common Shares to be issued by the Company to or for the benefit of the Constituents upon the Effective Date and (y) up to three million seven hundred fifty thousand (3,750,000) Class A Common Shares to be issued by the Company to members of management of the Company upon the Effective Date; (B) Class B Common Shares,
(C) Class A-1 Warrants, other than (x) up to eleven million five hundred thousand (11,500,000) Class A-1 Warrants to be issued to or for the benefit of the Constituents upon the Effective Date and (y) up to three million seven hundred fifty thousand (3,750,000) Class A-1 Warrants to be issued by the Company to members of management of the Company upon the Effective Date; provided, that the Company may elect to have comparable options issued in place of Class A-1 Warrants described in this subsection and this Agreement shall be deemed to be amended to reflect such issuance, (D) Class A Preferred Shares other than (x) up to fifteen million five hundred thousand (15,500,000) Class A Preferred Shares to be issued to or for the benefit of the Constituents upon the Effective Date and (y) up to three million seven hundred fifty thousand (3,750,000) Class A Preferred Shares to be issued to members of management of the Company upon the Effective Date and (E) Class B Preferred Shares, other than up to fifty million (50,000,000) Class B Preferred Shares to be issued to or for the benefit of the Constituents upon the Effective Date. Upon the Effective Date, all authorized Class A-2 Warrants and Class C Preferred Shares shall have been issued to or for the benefit of the Constituents. Upon the Closing Date, all of such outstanding securities, including, without limitation, the Equity Securities to be issued and delivered to the Investor pursuant to the terms hereof, shall have been duly authorized and validly issued, fully paid, nonassessable and not subject to preemptive or similar rights of third parties or reserved for issuance in accordance with the terms of the Plan and Confirmation Order. The Class A Common Shares issuable upon the exercise of the Warrants, when issued and delivered to the Warrant holders, shall have been duly authorized and be validly issued, fully paid, nonassessable and not subject to preemptive or similar rights of third parties. Upon the Closing and after giving effect to the Confirmation Order and the Plan, (i) there shall be no voting trusts, voting agreements, proxies, first refusal rights, first offer rights, co-sale rights, options, transfer restrictions or other agreements, instruments or understandings (whether oral, formal or informal) with respect to the voting, transfer or disposition of capital stock of the Company or any Subsidiary to which the Company or any Subsidiary is a party or by which it is bound, or, to the knowledge of the Company, among or between any persons other than the Company or any Subsidiary (as the case may be), and (ii) except as set forth herein, there shall be no options, warrants, rights, calls, commitments or agreements of any character to which the Company or any Subsidiary is a party, or by which the Company or any Subsidiary is bound, calling for the issuance of shares of capital stock or other equity securities of the Company or any Subsidiary or any securities convertible into or exercisable or exchangeable for, or representing the right to purchase or otherwise receive, any such capital stock or other equity securities, or other arrangement to acquire, at any time or under any circumstance, capital stock of the Company or any Subsidiary or any such other securities. The rights, preferences and privileges of the capital stock of the Company shall be as set forth in the Certificate of Incorporation (including any Certificates of Designation, as applicable) of the Company, as amended pursuant to the Plan and in effect upon the Closing.

                  Section 3.06 Subsidiaries; Equity Investments. (a) As of the Closing Date and after giving effect to the Plan and Confirmation Order, each of the Companies will have no Subsidiaries other than those specifically disclosed in Schedule 3.06(a) and all of the capital stock of, or other equity interests in, each Subsidiary will have been validly issued, will be fully paid and non-assessable and will be owned by the reorganized Company, directly or indirectly in the amounts specified in Schedule 3.06(a), free and clear of all Liens and free of any other restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interest other than those arising under applicable Law). As of the Closing Date, there shall not be any outstanding obligations of the reorganized Company or any Subsidiary to issue, repurchase, redeem or otherwise acquire any Equity Securities of a Subsidiary.

                  (b) Schedule 3.06(b) hereto is a complete and accurate list of the Equity Securities, and any other equity interest, equity investment or other ownership interest in any other Person, Beneficially Owned by any of the Companies, other than Cash Equivalents and the Equity Securities of the Subsidiaries disclosed in Schedule 3.06(a). None of the Companies has any equity investments in any other corporation or entity other than those specifically disclosed in Schedule 3.06(a) or Schedule 3.06(b). Other than as set forth on Schedule 3.06(b) hereto, as of the date hereof, none of the Companies is obligated, pursuant to any agreement or instrument applicable to the Company or such Subsidiary, to purchase any Equity Securities of, or make any other equity investment in, any Person.

                  Section 3.07 Company Reports; Financial Statements. (a) Except as set forth on Schedule 3.07(a) hereto, the Company has made available (including by filing publicly by EDGAR with the SEC) to the Investor a true and complete copy of (i) the Annual Report on Form 10-K of each of the Company and, if applicable, US Airways for each of the fiscal years ended December 31, 2001, 2000, 1999, 1998 and 1997; (ii) the Quarterly Report on Form 10-Q of each of the Company and US Airways for each of the periods ended March 31, 2002 and June 30, 2002; and (iii) each registration statement, report on Form 8-K, proxy statement, information statement or other report or statement required to be filed by the Company or US Airways with the SEC since December 31, 1997 and prior to the date hereof, in each case, in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "SEC Reports"). As of their respective dates, the SEC Reports (i) were timely filed with the SEC; (ii) complied, in all material respects, with the applicable requirements of the Exchange Act and the Securities Act; (iii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iv) presented fairly, in each case in accordance with GAAP applied on a consistent basis throughout the periods covered (except as stated therein or in the notes thereto), the financial position and results of operations of the entity to which such report applies as of the date and for the period set forth therein. Other than the SEC Reports, neither the Company nor US Airways has filed or been required to file any other reports or statements with the SEC since December 31, 1997.

(b) Each of the consolidated balance sheets (including the related notes and schedules) included in or incorporated by reference into the SEC Reports fairly presents, in all material respects, the consolidated financial position of the entities to which it applies as of the date thereof; and each of the consolidated statements of income (or statements of results of operations), stockholders' equity and cash flows (including the related notes and schedules) included in or incorporated by reference into the SEC Reports fairly presents, in all material respects, the results of operations, retained earnings and cash flows, as the case may be, of the entities to which it applies (on a consolidated basis) for the periods or as of the dates, as the case may be, set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods covered (except as stated therein or in the notes thereto) and in compliance with the rules and regulations of the SEC.

                  (c) Except as disclosed in the SEC Reports, there were no material liabilities or obligations of any nature of the Companies required under GAAP or the rules and regulations of the SEC to be disclosed as of the date of such SEC Reports. Since the date of the most recently filed SEC Report, except as disclosed in this Agreement or the SEC Reports, the Companies have not incurred any material liabilities or obligations other than those incurred in the ordinary course of such company's business and other than in connection with the DIP Facilities.

                  Section 3.08 Information Provided. All representations and warranties made by the Company in this Agreement, and all written statements, memoranda, exhibits, documents, certificates, schedules or other written information provided by or on behalf of the Companies to the Investor or any of its Representatives in connection with the transactions contemplated hereby or by the Transaction Documents, when considered as a whole, are true and correct in all material respects and do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made. To the extent that any such information contained projections, such projections were prepared in good faith on the basis of (i) assumptions, methods and tests that are consistent with the Company's past practices and are believed by the Company to be reasonable and (ii) information believed by the Company to have been accurate based upon information available to the Company at the time such projections were furnished to the Investor.

                  Section 3.09 Absence of Certain Changes or Events. Except for the filing of the Cases, the transactions contemplated by the Transaction Documents or as otherwise disclosed in the SEC Reports or this Agreement, (i) the Companies, taken as a whole, have in all material respects conducted their respective businesses in the ordinary course of business since December 31, 2001, and (ii) the Companies have not taken any actions, and no events have occurred since December 31, 2001, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

                  Section 3.10 Property. (a) Except as set forth on Schedule 3.10(a), the Company and each of its Subsidiaries has good record and marketable title in fee simple to all Owned Real Property and valid leasehold or subleasehold interests in all Leased Real Property, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as otherwise disclosed in the SEC Reports or permitted under the DIP Credit Agreement, the Owned Real Property and the leasehold or subleasehold interests in the Leased Real Property are subject to no material Liens.

                  (b) The Company and each of its Subsidiaries has good title to all tangible personal property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (c) Set forth on Schedule 3.10(c) hereto is a complete and accurate list of all Slots owned by any of the Companies on the date hereof.

                  (d) (i) Each of the Companies owns all right, title and interest in and to, or possesses the rights to use all Intellectual Property that is used or reasonably necessary for the conduct of its business, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (ii) To the knowledge of the Company, the operation of the Companies' respective businesses as currently conducted, or as contemplated to be conducted and the use of the Intellectual Property in connection therewith do not infringe, misappropriate, conflict with, or otherwise violate the rights of any other Person, except for such violations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Intellectual Property is subsisting and has not been adjudicated invalid or unenforceable in whole or in part, and to the knowledge of the Company, is valid and enforceable and will not cease to be in full force and effect in accordance with its terms by virtue of the consummation of the transactions contemplated by the Transaction Documents.

                  (iii) Except as specifically disclosed in Schedule 3.10(d)(iii), no claim or litigation has been asserted or is pending or, to the knowledge of the Company, threatened, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, alleging that the Companies' rights in or use of the Intellectual Property or the operation of the businesses of the Companies infringe, misappropriate, or otherwise violate the rights of any other Person. To the knowledge of the Company, no Person is engaging in any activity that infringes, misappropriates, or otherwise violates the Intellectual Property, except for such violations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (iv) With respect to each material agreement, permit, consent, order and franchise relating to the license, development, use or disclosure of any of the Intellectual Property to which any of the Companies, now or hereafter, is a party or a beneficiary (collectively, the "IP Agreements"): (A) such IP Agreement is valid and binding and in full force and effect; (B) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (C) none of the Companies have received any notice of termination, cancellation or received any notice of a breach or default under such IP Agreement; (iv) except as set forth on Schedule 3.10(d)(iv), none of the Companies has granted to any other third party any rights, adverse or otherwise, under such IP Agreement; and
         (v) none of the Companies and, to the Company's knowledge, no other party to such IP Agreement, is in breach or default thereof in any material respect, and, to the Company's knowledge, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.

                  Section 3.11 Litigation. Except as has been publicly disclosed in the SEC Reports or litigation filed in connection with the Cases, there are no actions, suits, proceedings, claims or disputes (each, a "Proceeding") pending or, to the knowledge of the Company after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Entity, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. The performance of any action by any of the Companies required or contemplated by any of the Transaction Documents is not restrained or enjoined (either temporarily, preliminary or permanently). There are no actions, suits or proceedings pending that challenge the validity of any of the Transaction Documents or the applicability or enforceability of any Transaction Document.

                  Section 3.12 Compliance with Laws; Regulatory Approvals. (a) Each of the Companies is in compliance with the requirements of all applicable Laws, except in instances in which (i) such requirement of Law is being contested in good faith by appropriate proceedings diligently conducted, (ii) the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iii) on or prior to the Effective Date, compliance with such Law is excused or stayed by the Bankruptcy Code or by order of the Bankruptcy Court, and (iv) after the Effective Date, compliance with such Law is permanently excused or stayed by the Bankruptcy Code or by order of the Bankruptcy Court.

(b) Each of the Companies has obtained, and is in compliance with the terms and conditions of, all Regulatory Approvals required to conduct their respective businesses and all such Regulatory Approvals are in full force and effect, except (i) as set forth in Schedule 3.12(b), (ii) to the extent that failure to obtain, or to comply with, any Regulatory Approval, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iii) if, on or prior to the Effective Date, such failure to obtain, or to comply with, any Regulatory Approval is excused or stayed by the Bankruptcy Code or by order of the Bankruptcy Court, or (iv) after the Effective Date, such failure to obtain, or to comply with, any Regulatory Approval is permanently excused or stayed by the Bankruptcy Code or by order of the Bankruptcy Court.

                  Section 3.13 Taxes. (a) Except as disclosed in Schedule 3.13(a) hereto, the Companies have filed all material U.S. federal, state, local, foreign and other tax returns (including any information returns, reports and statements) (the "Tax Returns") that are required to have been filed by them with the appropriate taxing authorities, and all information provided in such Tax Returns is complete and accurate in all material respects. Except as disclosed in Schedule 3.13(a), the Companies have paid all material Taxes owed by them (whether or not actually shown on such Tax Returns), other than in those instances in which such Taxes (i) are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP in respect of all such Taxes and/or (ii) relate to a Tax period (or portion thereof) ending on or before the commencement of the Cases and that first became due and payable after the time of the commencement of the Cases. Except as disclosed in Schedule 3.13(a) hereto, there is no material Tax liability proposed by any taxing authority to be imposed upon the Company or any of the Subsidiaries for the fiscal year ended December 31, 2002 and all prior years for which there is not an adequate reserve.

                  (b) Except as disclosed in Schedule 3.13(b) hereto, no audits or investigations relating to any Taxes for which any of the Companies may be liable are pending or threatened in writing by any taxing authority. Except as disclosed in Schedule 3.13(b) hereto, there are no agreements or applications by any of the Companies for the extension of the time for filing any material Tax Return or paying any material Tax nor have there been any waivers of any statutes of limitation for the assessment of any material Taxes.

                  (c) Except as disclosed in Schedule 3.13(c), none of the Companies is a party to any agreements with any Person other than one or more of the other Companies relating to the sharing or allocation of Taxes, except for tax indemnification agreements in leasing transactions.

                  (d) Except as disclosed in Schedule 3.13(d) hereto, the Companies have withheld from their employees and timely paid to the appropriate taxing authority proper and accurate amounts in all material respects through all periods in compliance in all material respects with all employee Tax withholding provisions of all applicable Laws.

                  Section 3.14 ERISA and Other Employment Matters.

                  (a) Schedule 3.14(a) lists each material employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each material bonus, incentive or deferred compensation, stock option or other equity based, severance, termination, or fringe benefit or other material benefit, plan, program or policy, maintained, sponsored or contributed to by any of the Companies or to which any such Person is or has been obligated to contribute (collectively, the "Employee Plans"). Each such Employee Plan subject to Section 412 of the Code or Section 302 of ERISA shall be so identified. Except as set forth on Schedule 3.14(a) hereto, none of the Companies is or, within the preceding six years, has been obligated to contribute to any "multiemployer plan" as defined in Section 3(37) of ERISA. Except as set forth on Schedule 3.14(a), none of the Companies has an express or implied commitment (i) to create or incur liability with respect to or cause to exist any employee benefit plan, program or arrangement other than the Employee Plans or (ii) except for amendments necessary or appropriate to comply with applicable Law, to modify, change or terminate any Employee Plan.

                  (b) Except as set forth in Schedule 3.14(b), neither the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby will accelerate the time of payment, vesting or funding of, or increase or modify the amount or terms of, any compensation or benefits that are or may become payable from or by any of the Companies to or in respect of any current or former executive officer or other key employee of any such Person.

                  (c) All employer and employee contributions, and material premiums and expenses due and payable to or in respect of any Employee Plan or required by Law or any Employee Plan or labor agreement or arrangement have been timely paid, or, if not yet due, have been fully and adequately accrued as a liability on the Company's most recent financial statements included in the SEC Reports in accordance with applicable Law.

                  (d) Except as set forth on Schedule 3.14(d), (i) no trade or business, whether or not incorporated, is or has been treated as a single employer together with the Company for any purpose under ERISA or Section 414 of the Code other than the Company's Subsidiaries, (ii) no liability under Sections 406, 409, 502(i), 502(l), or Part 6 of Title I, of ERISA or Title IV of ERISA (other than premiums to the PBGC which have been timely paid) or the penalty or excise tax provisions of the Code relating to employee benefit plans or employee compensation has been incurred (directly or indirectly, including as a result of any indemnification obligation or agreement) by any of the Companies and is still outstanding, and no event, transaction or condition has occurred or exists which could reasonably be expected to result in any such liability, and (iii) no reportable event, within the meaning of
Section 4043 of ERISA and the regulations of the PBGC promulgated thereunder (other than a reportable event as to which notice is waived) has occurred, or will occur, in connection with the consummation of the transactions contemplated by the Transaction Documents, with respect to any Employee Plan.

                  (e) Each Employee Plan has been operated and administered, and is in compliance with, all applicable Laws in all material respects. Except as set forth in Schedule 3.14(e), each Employee Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service as to its qualification or an initial application for a determination letter is pending with the Internal Revenue Service and, to the knowledge of the Company or any Subsidiary, no event or condition has occurred or exists since the date of such letter that could reasonably be expected to result in the disqualification of such Employee Plan.

                  (f) Each of the representations set forth in Sections 3.14(a), (d) and (e) shall be determined to be accurate unless the failure to be so accurate could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  Section 3.15 Labor Matters. (a) Except as set forth on
Schedule 3.15(a) hereto, US Airways, Inc. is not a party to or bound by any labor agreement or collective bargaining agreement respecting the employees in or relating to its business. Except as set forth on Schedule 3.15(a), US Airways, Inc. has not received any written notification of any efforts to organize employees in respect of any labor or union organization in or relating to its business. Except as set forth in Schedule 3.15(a) hereto, there is no unfair labor practice or similar charge or complaint against US Airways, Inc. relating to its business pending, or to the knowledge of US Airways, Inc., threatened. Each of the Companies is in compliance with all applicable Laws respecting employment practices, term and conditions of employment, collective bargaining agreements and wages and hours and is not engaged in any unfair labor practice.

                  (b) Except as set forth in Schedule 3.15(b) hereto, neither the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby will result in the breach of, constitute a default or a change in control under, or otherwise provide any Person with a right to terminate, rescind, amend, renegotiate or be released from any labor agreement or collective bargaining agreement, or any provisions thereof, to which any of the Companies is a party.

                  (c) Each of the representations set forth in Section 3.15(a) shall be determined to be accurate unless the failure to be so accurate could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  Section 3.16 Contracts. (a) Except as set forth on Schedule 3.16(a) hereto, none of the Companies is a party or subject to any of the following (whether written or oral, express or implied): (i) any Postpetition Employment Agreement, understanding or obligation with respect to severance, termination, retention or change in control, to pay liabilities or fringe benefits, with any present or former Representative of any of the Companies, or any such agreement, understanding or obligation, the assumption of which has been approved by the Bankruptcy Court, or (ii) any plan, contract or understanding providing for bonuses, pensions, options, deferred compensation, retirement payments, royalty payments, profit sharing or similar payment or benefit with respect to any present or former Representative of any of the Companies, that could, in either case, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (b) None of the Companies is in breach or violation of, or in default under or with respect to, any contract, the assumption of which has been approved by the Bankruptcy Court or any Postpetition Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (c) Except as set forth in Schedule 3.16(c) hereto, neither the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby will result in the breach of, constitute a default or a change in control under, or otherwise provide any Person with a right to terminate, rescind, amend, renegotiate or be released from any Employment Agreement, or any provisions thereof, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  Section 3.17 Financial Advisors and Brokers. Except for Seabury Securities LLC and/or its Affiliates ("Seabury"), or as otherwise set forth on Schedule 3.17 hereto, no Person has acted, directly or indirectly, as a broker, finder or financial advisor of any of the Companies in connection with the Transaction Documents or the transactions contemplated thereby, and except for Seabury and any Person listed on Schedule 3.17, no Person acting for or on behalf of the Companies is entitled to receive any broker's, finder's or similar fee or commission in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of any of the Companies. True and correct copies of the Company's agreement with Seabury and all agreements between any of the Companies, on the one hand, and each Person listed on Schedule 3.17 (or any of their respective Affiliates), on the other, have been delivered to the Investor.

                  Section 3.18 Insurance. Set forth on Schedule 3.18 hereto is a description that is correct and complete in all material respects (specifying the insurer, the policy number or covering note number with respect to binders and amount of coverage) of insurance policies, binders, contracts or instruments (collectively, the "Policies") to which any of the Companies is a party or by which any of their assets or any of their employees, officers or directors (in such capacity) are covered by property, fire and casualty, professional liability, public and product liability, workers' compensation, extended coverage, business interruption, directors' and officers' liability insurance and other forms of insurance provided to any of the Companies in connection with their respective businesses. All premiums required to be paid with respect to the Policies covering all periods up to and including the date hereof have been paid. Except as set forth on Schedule
3.18 hereto, all such Policies are in full force and effect, and will remain in full force and effect after the Closing, in accordance with their respective terms. Except as set forth on Schedule 3.18 hereto, none of the Companies has received any notice of default, cancellation or termination with respect to any provision of any such Policies, or any notice that the Insurer is unwilling to renew any such Policy following the currently scheduled expiration of such Policy or intends to materially modify any term of any such renewed Policy as compared to the existing Policy. With respect to its directors' and officers' liability insurance policies, none of the Companies has failed to give any notice or present any claim thereunder in due and timely fashion or as required by any such policies so as to jeopardize full recovery under such Policies. Except as set forth on Schedule 3.18 hereto, none of the Companies have any claims pending under the Policies in a stated amount in excess of $10,000,000.

                  Section 3.19 Environmental Matters. Except as set forth on
Schedule 3.19 hereto or to the extent that such inaccuracies could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Companies (i) are in compliance with any and all applicable Environmental Laws, (ii) have received and are in compliance with all permits, licenses or other approvals required under applicable Environmental Laws for the conduct of their respective businesses, and such permits, licenses or other approvals remain in full force and effect, (iii) have not received notice of any unpaid penalty or liability or any pending or threatened enforcement action associated with any previously corrected violation of any Environmental Law and (iv) have not received notice of any actual or potential liability for the investigation, removal, remediation or cleanup of any disposal or release of Hazardous Materials.

                  Section 3.20 Controls. Each of the Debtors maintains internal information systems, cash management systems and other controls sufficient to provide reasonable assurance that material transactions are executed in accordance with management's general or specific authorizations and are recorded in a manner that permits the preparation of financial statements in accordance with GAAP.

                                  ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

                  The Investor represents and warrants to, and agrees with, the Company as follows:

                  Section 4.01 Organization. The Investor is an instrumentality of the State of Alabama having all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under the Transaction Documents.

                  Section 4.02 Authorization of Agreements. The execution, delivery and performance by the Investor of its obligations under the Transaction Documents, to the extent that such documents have been delivered as of such date, and the consummation of the transactions contemplated by the Transaction Documents, are within the Investor's powers and have been duly authorized by all necessary action and do not and will not contravene the terms of its governing documents. Each Transaction Document when delivered will constitute a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms.

                  Section 4.03 Consents; No Conflicts. No Approval (other than approval by the Bankruptcy Court) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Investor of this Agreement or any other Transaction Document, or for the consummation of the transactions contemplated hereby and thereby, except for such Approvals listed on Schedule 4.03 hereto or that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and all of which have been duly obtained, taken, given or made and are in full force and effect, except as indicated on Schedule 4.03 hereto or for Approvals that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  Section 4.04 Financial Advisors and Brokers. Except for Houlihan Lokey Howard & Zukin, no Person has acted directly or indirectly as a broker, finder or financial advisor of the Investor in connection with the Transaction Documents or the transactions contemplated thereby, and no Person acting for or on behalf of the Investor is entitled to receive any broker's, finder's or similar fee or commission in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Investor.

                  Section 4.05 Ownership of Equity Securities; Purpose of Investment. The Investor is acquiring the Common Stock, Class A-1 Warrants and Class A Preferred Shares under this Agreement solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act and applicable state securities or "blue sky laws". The Investor is an "Accredited Investor" as such term is defined in Regulation D of the Securities Act.

                  Section 4.06 Citizenship. The Investor or its designee, as permitted by Section 10.09, who acquires the Equity Securities hereunder at the Closing will be a "citizen of the United States," as the term is used in
Section 40102(a)(15) of Title 49 or any similar legislation of the United States enacted in substitution or replacement therefore.

                  Section 4.07 Financing. The Investor has sufficient and adequate resources to consummate the transactions contemplated by this Agreement.

                                  ARTICLE V
                                  GOVERNANCE

                  Section 5.01 Board of Directors. (a) From and after the Closing Date, the Board shall be composed of 13 directors.

                  (b) As of the Closing Date and after giving effect to the Confirmation Order and Plan, the Board shall consist of: (i) 5 members designated by the Investor and reasonably satisfactory to the Company (each, an "Investor Director"), (ii) 2 members designated by the Official Committee of Unsecured Creditors (the "Creditors' Committee") and reasonably satisfactory to the Company and the Investor (subject, in the case of the Investor, to Section 5.01(e) below) (each, a "Creditors' Committee Director"),
(iii) one (1) member designated by the Airline Pilots Association, International ("ALPA", such member, the "ALPA Director"), (iv) one (1) member designated by the International Association of Machinists and Aerospace Workers ("IAMAW", such member, the "IAMAW Director"), (v) one (1) member designated by the collective decision of the unions (other than ALPA and the IAMAW) that have entered into new or amended collective bargaining agreements with the Company which provide for such Board member (the "Labor Director"),
(vi) the chief executive officer of the Company (the "CEO"), and (vii) 2 members, neither of whom is an employee or an affiliate of the Company or the Investor, identified by a majority of the Board and reasonably satisfactory to the Company and the Investor (subject, in the case of the Investor, to Section 5.01(e) below) (each, an "Independent Director"). Notwithstanding the foregoing, the composition of the Board (and the committees thereof) shall comply with all applicable rules of the primary national securities exchange or national quotation system on which the Common Stock is then listed or quoted.

                  (c) In the event of the death, disability, resignation or removal of a member of the Board, the Person designating such member shall designate a replacement for such director, which replacement shall be reasonably satisfactory to the Company and/or the Investor, if applicable, as provided above, and the Company shall cause such replacement to be elected to the Board; provided that if such member was a Creditors' Committee Director, and at the time of such death, disability resignation or removal, the Creditors Committee is not in existence, such replacement member shall be reasonably acceptable to the Company and the Investor (subject, in the case of the Investor, to Section 5.01(e) below).

                  (d) From and after the Closing Date, the reorganized Company shall cause the following to constitute the slate of nominees recommended by the Board for election as directors at each annual meeting of the stockholders: (i) 5 Investor Directors; (ii) for the three-year period beginning on the Closing Date, 2 Creditors' Committee Directors; (iii) for so long as the Series 1 Class C Preferred Share remains outstanding, one (1) ALPA Director designated and elected by the holder of the Series 1 Class C Preferred Share; (iv) for so long as the Series 2 Class C Preferred Share remains outstanding, one (1) IAMAW Director designated and elected by the holder of the Series 2 Class C Preferred Share; (v) one (1) Labor Director reasonably acceptable to the Company and designated by, at the Company's option, either the labor groups entitled to designate such Labor Director or the holder of the Series 3 Class C Preferred Share for so long as the labor groups retain the right to so designate the Labor Director or the Series 3 Class C Preferred Share remains outstanding, as applicable; (vi) the CEO; and
(vii) the remainder shall be Independent Directors reasonably acceptable to the Company and the Investor, and the Company shall use its best efforts to cause the election of such persons; provided that if the Board shall determine in good faith in the exercise of its fiduciary duties, following the receipt of advice of outside counsel, that nomination of any member of the Board for reelection would not be in the best interests of the reorganized Company, then the reorganized Company shall promptly notify the person designating such member, and thereafter, such person shall have a period of no less than fifteen (15) Business Days to designate a new nominee; provided further that if either of the Creditors' Committee Directors elect not to stand for reelection, and at the time of such election, the Creditors' Committee is not in existence, such Creditors' Committee Directors shall be determined in the same manner as Independent Directors and reasonably acceptable to the Company and the Investor (subject, in the case of the Investor, to Section 5.01(e) below).

                  (e) For purposes of this Section 5.01, the requirement that the Creditors' Committee Directors and the Independent Directors be reasonably acceptable to the Investor is not intended, and shall not be interpreted, to provide the Investor with the power to maintain a continuing vacancy in the associated director's position, generally preventing the appointment of any director to fill such vacant position. Instead, if a particular Creditors' Committee Director or Independent Director, as the case may be, is not reasonably acceptable to the Investor, the Investor shall consult in good faith with the designating party in a good faith effort to agree with reasonable promptness upon a reasonably acceptable alternative designee.

                  (f) To the extent not prohibited by the rules of the primary national securities exchange or national quotation system on which the Common Stock is then listed or quoted, the Creditors' Committee Directors, the ALPA Director, the IAMAW Director and the Labor Director shall be considered "independent directors".

                  (g) Notwithstanding the foregoing provisions of this Section 5.01, the total number of Investor Directors the Investor is entitled to designate for election to the Board shall be reduced to: (i) four (4), if the Investor and its Affiliates beneficially own at least 67% but less than 83% of the Common Stock beneficially owned by the Investor and its Affiliates as of the Closing, (including Class A-1 Warrants on an as-exercised basis) (the "Investor's Closing Shares"); (ii) three (3), if the Investor and its Affiliates beneficially own at least 50% but less than 67% of the Investor's Closing Shares; (iii) two (2), if the Investor and its Affiliates beneficially own at least 33% but less than 50% of the Investor's Closing Shares; (iv) one
(1), if the Investor and its Affiliates beneficially own at least 16% but less than 33% of the Investor's Closing Shares; and (v) zero (0), if the Investor and its Affiliates beneficially own less than 16% of the Investor's Closing Shares. In the event that the number of Investor Directors the Investor is entitled to designate is reduced pursuant to this Section 5.01(h), the Investor shall be entitled to designate which Investor Director shall resign from the Board. Such Investor Director shall resign from the Board no later than the thirtieth (30th) day following the day on which the Investor's beneficial ownership of the Investor's Closing Shares referenced above drops below the relevant thresholds set forth above. Notwithstanding any of the foregoing, the Investor will no longer be entitled to designate any Investor Directors for election to the Board at and after the fifth (5th) anniversary hereof.

                  Section 5.02 Committees; Meetings. (a) Effective as of the Closing Date, the Investor shall have the option to designate members of each committee of the Board in the same proportion as the Investor's representation on the Board, rounded up or down to the nearest whole director, except to the extent prohibited by the rules of the primary national securities exchange or national quotation system on which the Common Stock is then listed or quoted. The reorganized Company and the Board shall use best efforts to comply with any rules of such exchange in such fashion as to achieve, to the greatest extent possible, the appointment of such percentage of Investor Directors to each of the committees of the Board; and in the event that the Investor Directors are so prohibited from membership on any committee, such directors shall be permitted to attend all meetings of such committee as observers (except to the extent that their attendance would constitute a breach of the Board's fiduciary duty), and the reorganized Company shall notify each Investor Director of each such meeting no later than the time at which it notifies any member of the committee. In the event the Investor elects to have an Investor Director appointed to a committee of the Board, the Investor shall so notify the reorganized Company in writing, and the reorganized Company shall appoint such nominee to such committee no later than the earlier of (i) ten (10) days following the delivery of such notice by the Investor and (ii) the next regular meeting of such committee.

                  (b) In the event of the death, disability, resignation or removal of any member of a committee of the Board, the Person designating such member shall have the right to designate a replacement member to such committee, and the Company shall nominate such replacement to the committee, except to the extent prohibited by the rules of the primary national securities exchange or national quotation system on which the Common Stock is then listed or quoted.

(c) From and after the Closing Date, the Board shall have an audit committee, a governance committee, an executive committee and a compensation committee. Each committee established by the Board shall have such powers and authority as granted to it by the Board.

                  Section 5.03 Directors' Liability and Indemnification.

                  (a) Upon and at all times after consummation of the Plan, the Certificate of Incorporation shall contain provisions that (i) eliminate the personal liability of the Company's former, present and future directors for monetary damages resulting from breaches of their fiduciary duties to the fullest extent permitted by applicable Law and (ii) require the Company, subject to appropriate procedures, to indemnify the Company's former, present and future directors and executive officers to the fullest extent permitted by applicable Law. In addition, upon consummation of the Plan, the reorganized Company shall enter into written agreements with each Person who is a director or executive officer of the reorganized Company on the date hereof providing for similar indemnification of such Person and providing that no recourse or liability whatsoever with respect to this Agreement, the other Transaction Documents, the Plan or the consummation of the transactions contemplated hereby or thereby shall be had, directly or indirectly, by or in the right of the reorganized Company against such person, to the fullest extent permitted under applicable Law.

                  (b) On or prior to the Effective Date, the Company shall procure, and, so long as any Investor Director serves as a member of the Board, maintain in full force and effect directors' and officers' liability insurance with respect to such person, which insurance shall be in an amount, and shall cover such risks, as is customary for a corporation in the Companies' respective businesses or other similar businesses.

                                  ARTICLE VI
                             PRE-CLOSING COVENANTS

                  Section 6.01 Taking of Necessary Action. (a) Each of the parties hereto agrees to use its commercially reasonable efforts promptly to take or cause to be taken all actions and promptly to do or cause to be done all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement in accordance with the terms hereof (including, without limitation, the preparation, negotiation and execution of the Transaction Documents). Without limiting the foregoing, the Investor and the Company will use their commercially reasonable efforts to make all filings (including filings under the HSR Act) with respect to, and to obtain, all consents or other approvals required pursuant to Sections 8.01(c), 8.01(d), 8.01(e), 8.01(h), 8.01(i), 8.01(m), 8.02(c), 8.02(d) and 8.02(e) hereof or, in the reasonable opinion of the Investor or the Company, otherwise advisable, to permit the consummation of the transactions contemplated hereby.

                  (b) The Company shall use commercially reasonable efforts to obtain as promptly as possible after the date hereof the entry of (i) the Bidding Procedures Order as attached hereto as Exhibit G, or in form and substance otherwise reasonably satisfactory to the Investor and (ii) the Confirmation Order in form and substance satisfactory to the Investor.

                  (c) The Company shall file a Disclosure Statement (with a plan of reorganization attached as an exhibit thereto), in each case on terms reasonably satisfactory to the Investor on or prior to December 31, 2002 and shall use commercially reasonable efforts to obtain approval of such Disclosure Statement (with a plan of reorganization attached as an exhibit thereto) on or prior to March 31, 2003.

                  Section 6.02 Notifications. At all times prior to the Closing Date, the Investor shall promptly notify the Company and the Company shall promptly notify the Investor in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event that will or is reasonably likely to result in the failure to satisfy the conditions to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.02 shall not limit or otherwise affect the remedies available hereunder to any party giving or receiving such notice.

                  Section 6.03 Compliance with the Bidding Procedures Order. The Company shall comply in all respects with its obligations under the Bidding Procedures Order from and after the date of its entry, and except as contemplated by the Bidding Procedures Order, the Company (i) shall not endorse, support, propose, recommend, or file any motion seeking approval of, any plan of reorganization, recapitalization transaction or sale of all or substantially all of the business or operations of the Company (whether by merger, consolidation or otherwise) to any Person other than the Plan and the transactions contemplated hereby and (ii) shall not enter into any agreement with any such Person relating thereto other than this Agreement with the Investor.

                                 ARTICLE VII
                             ADDITIONAL COVENANTS

                  Section 7.01 Financial and Other Information. From and after the date hereof, the Company shall (and shall cause each of its Subsidiaries, Representatives and Affiliates to) afford to the Investor, its Affiliates and their respective Representatives complete access, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Companies' respective businesses, to their respective facilities, properties, books, contracts, commitments, records (including information regarding any pending or threatened Proceeding to which any of the Companies is, or reasonably expects to be, a party), key personnel, officers, independent accountants and legal counsel; provided, however, that the Company will not be required to provide access to employee personnel files if providing such files would be unreasonable or a violation of applicable Law. The Company shall use its commercially reasonable efforts to cause its lessors to cooperate with the Investor, its Affiliates and their respective Representatives.

                  Section 7.02 Company Reports; Financial Statements.

                  (a) From and after the date hereof, the Company and US Airways shall file, in a timely manner, each Annual Report on Form 10-K, Quarterly Report on Form 10-Q and each registration statement, report on Form 8-K, proxy statement, information statement or other report or statement with the SEC, as required (the "Subsequent Reports"). Each Subsequent Report shall
(i) comply in all material respects with the applicable requirements of the Exchange Act and Securities Act, (ii) not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (iii) present fairly, in each case in accordance with GAAP applied on a consistent basis throughout the periods covered (except as stated therein or in the notes thereto), the financial position and results of operation of the entity to which it applies as of the date and for the period set forth therein.

                  (b) Each of the consolidated balance sheets (including the related notes and schedules) included in or incorporated by reference into the Subsequent Reports shall fairly present, in all material respects, the consolidated financial position of the entities to which it applies as of the date thereof, and each of the consolidated statements of income (or statements of results of operations), stockholders' equity and cash flows (including the related notes and schedules) included in or incorporated by reference into the Subsequent Reports shall fairly present, in all material respects, the results of operations, retained earnings and cash flows, as the case may be, of the entities to which it applies (on a consolidated basis) for the periods or as of the dates, as the case may be, set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods covered (except as stated therein or in the notes thereto) and in compliance with the rules and regulations of the SEC.

                  Section 7.03 Publicity. Except as required by Law or by obligations pursuant to any listing agreement with or requirement of any national securities exchange or national quotation system on which the Common Stock is listed, admitted to trading or quoted, neither the Company (nor any of its Affiliates) nor the Investor (nor any of its Affiliates) shall, without the prior written consent of each other party hereto, which consent shall not be unreasonably withheld or delayed, make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement. Prior to making any public disclosure required by applicable Law or pursuant to any listing agreement with or requirement of any relevant national exchange or national quotation system, the disclosing party shall consult with the other parties hereto, to the extent feasible, as to the content and timing of such public announcement or press release.

                  Section 7.04 Registration Rights Agreement. Each class of Common Stock, the Class A-1 Warrants and Class A Preferred Shares shall be registered by the Company under the Securities Act. The Company and the Investor shall use commercially reasonable efforts to promptly enter into a registration rights agreement (the "Registration Rights Agreement") on mutually acceptable terms and conditions, pursuant to which the Company shall file a resale registration statement pursuant to Rule 415 under the Securities Act permitting free resale of the Class A Common Shares, the Class B Common Shares and the Class A-1 Warrants issued under the Plan promptly after the Closing Date, and use its commercially reasonable efforts to cause to be declared effective and, subject to the conditions set forth in the Registration Rights Agreement, to maintain the effectiveness of, such registration statement.

                  Section 7.05 Slots and Routes. The Company shall use commercially reasonable efforts to, and cause its Subsidiaries to, take all action necessary or advisable, to the extent consistent with past practices, to maintain the right, if any, to operate their respective Slots at LaGuardia Airport and Ronald Reagan Washington National Airport in compliance in all material respects with the terms, conditions and regulations set forth in Part 93 of Title 14 of the Code of Federal Regulations, including the usage and reporting requirements set forth in Section 93.227 thereof, and to continue operations on their existing routes where the discontinuation of service would have a Material Adverse Effect.

                  Section 7.06 Tax Contests. The Company shall keep the Investor apprised of any material Tax audits, examinations, assessments, administrative or court proceedings, or other disputes with respect to any material Tax matter of the Company or any of its Subsidiaries ("Contests"). If the Investor is the Winning Plan Sponsor, the Company shall thereafter provide the Investor with copies of all written materials received from any relevant taxing authority in respect of any Contest, shall consult with the Investor in good faith regarding the conduct of such Contest, and shall consider in good faith suggestions made by the Investor and its Representatives regarding the conduct of such Contest. Notwithstanding any other confidentiality agreements to which the Investor and the Companies are parties (which agreements are not affected hereby), the Investor (i) shall, and shall cause its Representatives to, hold in strict confidence all information it or they receive pursuant to this Section 7.06 and (ii) shall not release or disclose such information except to its Representatives who need to know such information and who shall be advised of and agree to act in accordance with the provisions of this
Section 7.06 or as required by Law; provided, that prior to making any disclosure required by Law, the Investor shall consult with the Company as to the content and timing of such disclosure and shall give the Company reasonable notice so as to allow the Company time to seek a protective order or take such other protective action with respect to the information to be disclosed.

                  Section 7.07 Investor Financing. The Investor shall have sufficient and adequate resources to consummate the transactions contemplated by this Agreement at the Closing.

                  Section 7.08 Capital Restructuring.

                  (a) If the Investor is prohibited from consummating the transactions contemplated by the Transaction Documents (and does not designate an assignee in accordance with Section 10.09 that is not so prohibited) as a result of the Investor failing to be a "citizen of the United States," as the term is used in Section 40102(a)(15) of Title 49, in any similar legislation of the United States enacted in substitution or replacement therefore, or as interpreted by the Department of Transportation, then the Investor and the Company shall take such actions, including modifying the terms and structure of the transactions contemplated by the Transaction Documents and such actions as shall be required by the Department of Transportation, which actions shall, to the extent reasonably feasible, be consistent with the contemplated consequences to the Company and the Investor in order to enable the reorganized Company to remain in compliance with the applicable statutory, regulatory and interpretive restrictions regarding foreign (or non-U.S.) ownership and control of U.S. air carriers and provide the Investor with the benefit and value of its bargain hereunder.

                   (b) Subject to Section 7.08(a), the parties agree that if the benefits to the Investor of the transactions contemplated by the Transaction Documents are changed as a result of taking action pursuant to this Section 7.08, then such parties shall use commercially reasonable efforts to restore such benefits to the Investor as soon as reasonably practicable. In addition, the parties agree to reasonably cooperate to avoid or limit the adverse effect of Section 7.08(a).

                                 ARTICLE VIII
                                  CONDITIONS

                  Section 8.01 Conditions to Investor's Obligations. The obligation of the Investor to make the Investment pursuant to Section 2.01 hereof is subject to satisfaction or waiver of each of the following conditions precedent:

                  (a) Definitive Documents. Definitive Transaction Documents necessary to consummate the transactions contemplated herein shall have been prepared, negotiated and, to the extent applicable, executed by the parties, and approval by the Bankruptcy Court of such documents, as necessary, shall have been obtained. All Transaction Documents (in form and substance reasonably satisfactory to the Investor), to the extent applicable, shall have been executed by the parties thereto on or prior to the Effective Date, shall not have been modified, shall be in effect and the consummation of the transactions contemplated thereby shall not be stayed, and all conditions to the obligations of the parties under the Transaction Documents shall have been satisfied or effectively waived (other than the conditions set forth in Sections 8.01(b), 8.01(h), 8.01(k), 8.01(m) and 8.01(r) hereof, which conditions may be satisfied either prior to, or simultaneously with, the Closing). All corporate and other proceedings to be taken by the Company in connection with the Transaction Documents and the transactions contemplated thereby to be completed at the Closing and documents incident thereto shall have been completed in form and substance reasonably satisfactory to the Investor, and the Investor shall have received all such counterpart originals or certified or other copies of the Transaction Documents and such other documents as it may reasonably request.

                  (b) Delivery. The reorganized Company shall have executed and delivered to the Investor the shares of Common Stock, Class A-1 Warrants and Class A Preferred Shares pursuant to and in accordance with Section 2.01 hereof.

                  (c) Bidding Procedures Order. The Bankruptcy Court shall have approved and entered the Bidding Procedures Order on or prior to October 10, 2002, which Bidding Procedures Order shall be as attached hereto as Exhibit G, or in form and substance otherwise reasonably satisfactory to the Investor, and, once entered, shall not have been modified without the Investor's prior written consent in a manner materially adverse to the Investor, reversed or vacated and such order shall be in effect and not be stayed.

                  (d) Regulatory Approvals. The Company shall have received
(i) all material Regulatory Approvals (other than waiting periods imposed by applicable Law as referred to later in this paragraph), which shall have become final (provided that, if an appeal of such Regulatory Approval is pending and such appeal has a significant possibility of being resolved adversely to the Company in a manner that would reasonably be expected to have a Material Adverse Effect, this clause (i) shall be deemed not to be satisfied), and (ii) all other material approvals, permits, authorizations, exemptions, consents, licenses and agreements from other third parties that are necessary to permit the transactions contemplated hereby and to permit the reorganized Company to carry on its business after such transactions in a manner not materially inconsistent with the manner in which it was carried on prior to the Effective Date (together with the Regulatory Approvals, the "Approvals"), which Approvals shall not contain any condition or restriction that, in the Investor's reasonable judgment, materially impairs the reorganized Company's ability to carry on its business. All waiting periods imposed by applicable Law (including, without limitation, under the HSR Act) in connection with the transactions contemplated by the Transaction Documents shall have expired or been terminated without any action having been taken by any court of competent jurisdiction restraining, preventing or imposing materially adverse conditions upon such transactions.

                  (e) Plan of Reorganization. The Plan (including all securities of the reorganized Company to be issued pursuant thereto), the principal terms of which are summarized in Exhibits H and I hereto, the Disclosure Statement and the Confirmation Order shall be, subject to Section 7.08, reasonably satisfactory in form and substance in all material respects to the Investor and such Plan as confirmed by the Bankruptcy Court shall, among other things, (i) accommodate and incorporate the Transaction Documents and the transactions contemplated thereby, to the extent applicable or appropriate, (ii) reflect the concessions obtained and to be obtained from the Debtors' employees, creditors, lessors and other claimants not materially inconsistent with the Company Forecast, and (iii) reflect a corporate and capital structure of the reorganized Company that is as described in Section
3.05 hereof or, subject to Section 7.08, is otherwise reasonably satisfactory to the Investor.

                  (f) Disclosure Statement. The order approving the Disclosure Statement relating to the Plan and the Transaction Documents, to the extent applicable or appropriate, or the modifications thereto (subject to Section 7.08, to the extent reasonably satisfactory to the Investor) shall have been entered by the Bankruptcy Court and, once entered, shall not have been modified without the Investor's prior written consent in any manner materially adverse to the Investor, shall be in effect and shall not have been stayed.

                  (g) Confirmation Order. The Confirmation Order, subject to
Section 7.08, satisfactory in form and substance in all respects to the Investor, shall have been entered by the Bankruptcy Court and, once entered, shall not have been modified without the Investor's prior written consent in any manner materially adverse to the Investor, shall be in effect and shall not have been stayed.

                  (h) Effective Date. The Effective Date shall have occurred.

                  (i) Compliance with Laws; No Adverse Action or Decision. Since the date hereof, (i) no Law shall have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents;
(ii) no preliminary or permanent injunction or other order by any Governmental Entity that restrains, enjoins, prevents, delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents shall have been issued and remain in effect, except for such injunctions that, if obtained, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iii) no Governmental Entity shall have instituted any Proceeding that seeks to restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance of any of the Transaction Documents, except for any Proceedings, which, have a significant possibility of being brought to a conclusion which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (j) Marketing Arrangement. The minimum statutory and regulatory objection periods or review periods, as applicable, shall have expired with respect to US Airways, Inc.'s marketing arrangement with United Air Lines, Inc. and neither the U.S. Department of Transportation nor any other applicable regulatory agencies shall have filed any objection to such marketing arrangement that is material in the reasonable judgment of the Investor and that has not been resolved.

                  (k) ATSB Financing. The definitive documents relating to the ATSB Loan shall have been executed providing for gross proceeds of $1 billion to the reorganized Company, and a guarantee of at least $900 million of such loan, on terms and conditions reasonably satisfactory to the Investor, and all conditions precedent to the closing of the ATSB Loan shall have been satisfied or waived (other than any condition requiring the Closing of the Investment, it being understood that the closing of the ATSB Loan shall only occur either prior to, or simultaneously with, the Closing and shall not occur after the Investment).

                  (l) Representations and Warranties; Covenants. The representations and warranties of the Company set forth in Article III hereof (without giving effect to any Material Adverse Effect, materiality or similar qualifier) shall have been true and correct in all respects on and as of the date hereof and at the time immediately prior to the Closing (except where such representation and warranty speaks by its terms of "at Closing," in which case it shall be true and correct as of the time of Closing) as if made on the Closing Date (except where such representation and warranty speaks by its terms of a different date, in which case it shall be true and correct as of such date), except to the extent that such inaccuracies in any such representation or warranty have not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required to be performed by it hereunder at or prior to the Closing, and the Company shall have delivered to the Investor at the Closing a certificate in form and substance reasonably satisfactory to the Investor dated the Closing Date and signed by the chief executive officer and the chief financial officer of the Company to the effect that the conditions set forth in this Section 8.01(l) have been satisfied.

                  (m) Certificate of Incorporation and By-Laws. The Certificate of Incorporation and By-Laws, as provided for in the Plan, shall contain the terms contemplated hereby (including, without limitation, relating to governance and capital structure), shall otherwise be reasonably satisfactory to the Investor and shall have been filed with and accepted by the Secretary of State of the State of Delaware and shall have become effective. As of the Closing Date, the Company shall have made available to the Investor a complete and correct copy of the certificates of incorporation and the by-laws or comparable governing instruments of each of the Companies, in full force and effect as of the Closing Date.

                  (n) Board Representation. (i) As contemplated by Section
5.02 hereof, 5 Investor Directors designated by the Investor shall have been elected or appointed to the 13 member Board effective as of the Closing Date, and (ii) directors' and officers' liability insurance shall be available to the Investor Directors on terms reasonably satisfactory to the Investor and in an amount of coverage at least equal to fifty million dollars ($50,000,000).

                  (o) No Material Adverse Effect. Since the date hereof, except for the filing of the Cases, the transactions contemplated by the Transaction Documents or as otherwise disclosed in the SEC Reports, this Agreement or the DIP Credit Agreement, no event, circumstance or matter shall have occurred or arisen, or come to the attention of the Investor, that has had, or would reasonably be expected to have, a Material Adverse Effect.

                  (p) Operational and Financial Benchmarks. The Company shall have achieved the operational and financial benchmarks specified in Schedule 8.01(p) attached hereto.

                  (q) Foreign Ownership. The Company shall be in compliance with the applicable statutory, regulatory and interpretive restrictions regarding foreign ownership or control of U.S. air carriers, except to the extent that any failure to be in compliance is a result of the Investor's citizenship status.

                  (r) Registration Rights Agreement. The Company shall have executed the Registration Rights Agreement.

                  (s) Litigation. There shall be no threatened or pending suit, action, investigation, inquiry or other proceeding by or before any court of competent jurisdiction (excluding the Cases or any other proceeding disclosed by the Company prior to the execution of the Investment Agreement) which is likely to have a Material Adverse Effect or materially impair the Investor's ability to realize the benefits and value of the Investment.

                  Section 8.02 Conditions to the Company's Obligations. The obligation of the Company to issue and sell the Common Stock, Class A-1 Warrants and Class A Preferred Shares pursuant to Section 2.01 hereof at the Closing is subject to satisfaction or waiver of each of the following conditions precedent:

                  (a) Representations and Warranties; Covenants. The representations and warranties of the Investor set forth in Article IV hereof (without giving effect to any Material Adverse Effect, materiality or similar qualifier) shall have been true and correct in all respects, on and as of the date hereof and at the time immediately prior to the Closing (except where such representation and warranty speaks by its terms of "at Closing," in which case it shall be true and correct as of the time of Closing) as if made on the Closing Date (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date), except to the extent that such inaccuracies have not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Investor shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required to be performed by it at or prior to the Closing, and the Investor shall have delivered to the Company at the Closing a certificate in form and substance reasonably satisfactory to the Company dated the Closing Date and signed on behalf of a member of the Investor to the effect that the conditions set forth in this Section 8.02(a) have been satisfied.

                  (b) Compliance with Laws; No Adverse Action or Decision. Since the date hereof, (i) no Law shall have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents with respect to the transactions contemplated thereby to be completed at the Closing; (ii) no preliminary or permanent injunction or other order by any Governmental Entity that restrains, enjoins, prevents, delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents shall have been issued and remain in effect, except for such injunctions that, if obtained, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iii) no Governmental Entity shall have instituted any Proceeding that seeks to restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance of any of the Transaction Documents, except for any Proceedings, which have a significant possibility of being brought to a conclusion which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (c) Regulatory Approvals. The Company shall have received
(i) all material Regulatory Approvals (other than waiting periods imposed by applicable Law as referred to later in this paragraph), which shall have become final (provided that, if an appeal of such Regulatory Approval is pending and such appeal has a significant possibility of being resolved adversely to the Company in a manner that would reasonably be expected to have a Material Adverse Effect, this clause (i) shall be deemed not to be satisfied), and (ii) all other Approvals, which Approvals shall not contain any condition or restriction that, in the Company's reasonable judgment, materially impairs the reorganized Company's ability to carry on its business. All waiting periods imposed by applicable Law (including, without limitation, under the HSR Act) in connection with the transactions contemplated by the Transaction Documents shall have expired or been terminated without any action having been taken by any court of competent jurisdiction restraining, preventing or imposing materially adverse conditions upon such transactions.

                  (d) Confirmation Order. The Confirmation Order, satisfactory in form and substance in all respects to the Company, shall have been entered by the Bankruptcy Court and, once entered, shall not have been modified without the Company's prior written consent in any manner materially adverse to the Company, shall be in effect and shall not have been stayed.

                  (e) Effective Date. The Effective Date shall have occurred.

                  (f) ATSB Financing. The definitive documents relating to the ATSB Loan shall have been executed providing for gross proceeds of $1 billion to the reorganized Company, and a guarantee of at least $900 million of such loan, and all conditions precedent to the closing of the ATSB Loan shall have been satisfied or waived (other than any condition requiring the Closing of the Investment, it being understood that the closing of the ATSB Loan may occur either prior to, or simultaneously with, the Closing).

                  (g) Citizenship. The Company shall have received reasonably satisfactory assurances as it may request that the Investor is a "citizen of the United States," as the term is used in Section 40102(a)(15) of Title 49 or any similar legislation of the United States enacted in substitution or replacement therefor.

                                  ARTICLE IX
                                  TERMINATION

                  Section 9.01 Termination of Agreement. Subject to Section
9.02 hereof, this Agreement may be terminated by notice in writing at any time prior to the Closing by:

                  (a) the Investor, if (i) the Closing shall not have occurred on or before June 30, 2003, or (ii) the Confirmation Order shall not have been entered by June 15, 2003;

                  (b) the Investor, if (i) there shall have been a breach by the Company of any material representation, warranty, covenant or agreement contained in this Agreement, which breach would result in the failure to satisfy any condition set forth in Section 8.01 hereof to the Investor's obligations and that has not been cured within ten (10) days following receipt by the Company of written notice from the Investor of such breach or if such breach is not capable of being cured, immediately upon such breach, or (ii) any condition set forth in Section 8.01 hereof to the Investor's obligations is not capable of being satisfied;

                  (c) the Company, if (i) there shall have been a breach by the Investor of any material representation, warranty, covenant or agreement contained in this Agreement which breach would result in the failure to satisfy any condition set forth in Section 8.02 hereof to the Company's obligations and that has not been cured within ten (10) days following receipt by the Investor of written notice from the Company of such breach or if such breach is not capable of being cured, or (ii) any condition set forth in
Section 8.02 hereof to the Company's obligations is not capable of being satisfied;

                  (d) the Investor or the Company, if the Investor is not the Winning Plan Sponsor;

                  (e) the Investor, if (i) the Bankruptcy Court denies the motion to approve the Bidding Procedures Order, (ii) the Bankruptcy Court fails to approve the Bidding Procedures Order as attached hereto as Exhibit G or in form and substance otherwise reasonably satisfactory to the Investor on or prior to October 10, 2002 or (iii) the Bankruptcy Court or any court of competent jurisdiction to which a decision relating to the Cases has been appealed modifies the Bidding Procedures Order without the prior written consent of the Investor in a manner materially adverse to the Investor, or reverses, vacates or stays such order following its entry;

                  (f) the Investor, upon the maturity (whether by acceleration, termination or mandatory prepayment) of the DIP Facilities prior to the Effective Date;

                  (g) the Investor, if the Company enters into a binding letter of intent to enter into an Alternative Transaction with a third party unrelated to the Investor; and

                  (h) mutual agreement in writing by the Company and the Investor.

If the Investor elects to terminate this Agreement pursuant to (i) Section 9.01(b) as a result of a failure by the Company to satisfy Sections 8.01(e) or 8.01(f) hereof, it must do so on or before the tenth (10th) Business Day after the date of approval of such Plan or Disclosure Statement that does not satisfy the requirements set forth in Section 8.01(e) or 8.01(f) hereof, as applicable; (ii) Section 9.01(b) as a result of a failure by the Company to satisfy Section 8.01(g) hereof, it must do so on or before the tenth (10th) Business Day after the date of entry of a Confirmation Order that does not satisfy the requirements set forth in Section 8.01(g) hereof; or (iii) Section 9.01(e), as a result of a failure by the Company to satisfy Section 8.01(c) hereof, it must do so on or before the tenth (10th) Business Day after the later of (A) October 10, 2002, and (B) the date of entry of a Bidding Procedures Order that does not satisfy the requirements set forth in Section 8.01(c) hereof. If the Investor fails to terminate the Agreement by the dates set forth in the immediately preceding sentence, the Investor shall not thereafter be entitled to terminate this Agreement as a result of such failure.

If the Company elects to terminate this Agreement pursuant to Section 9.01(c) as a result of a failure by the Investor to satisfy Section 8.02(d) hereof, it must do so on or before the tenth (10th) Business Day after the date of entry of a Confirmation Order that does not satisfy the requirements set forth in
Section 8.02(d) hereof. If the Company fails to so terminate the Agreement, the Company shall not thereafter be entitled to terminate this Agreement as a result of such failure.

                  Section 9.02 Effect of Termination. If this Agreement is terminated in accordance with Section 9.01 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect except that (i) the terms and provisions of this Section 9.02, Section 7.02, Section 7.06 and Article X hereof shall remain in full force and effect and (ii) any termination of this Agreement shall not relieve any party hereto from any liability for any breach of its obligations hereunder.

                                  ARTICLE X
                                 MISCELLANEOUS

                  Section 10.01 Fees and Expenses. (a) The Company shall reimburse the Investor for all reasonable fees and expenses (the "Expenses") incurred by or on behalf of the Investor in connection with the negotiation, preparation, execution and delivery of the Transaction Documents and the transactions contemplated thereby, including, but not limited to, reasonable fees and expenses of its legal counsel and third-party consultants engaged by it to assist in such transactions and reasonable fees and expenses incurred by the Investor in connection with any due diligence, collateral reviews and field examinations; provided, that the Company shall pay only the monthly fees of Houlihan Lokey Howard & Zukin, and not any success, transaction, financing, mergers and acquisitions or similar fees; provided further that such reasonable fees and expenses of Houlihan Lokey Howard & Zukin shall be consistent with a schedule of expenses provided to the Company prior to the date hereof. The Investor will render monthly invoices to the Company for Expenses reimbursable hereunder, and the Company shall pay to the Investor or its designated affiliate all amounts due under such invoice within ten (10) days of receipt thereof.

                  (b) All amounts payable under this Agreement shall be paid in immediately available funds to an account or accounts designated by the recipient of such amounts, except as otherwise provided herein.

                  Section 10.02 Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement shall survive the Closing Date.

                  Section 10.03 Specific Performance. The parties hereto specifically acknowledge that monetary damages are not an adequate remedy for violations of this Agreement, and that any party hereto may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable Law and to the extent the party seeking such relief would be entitled on the merits to obtain such relief, each party waives any objection to the imposition of such relief.

                  Section 10.04 Indemnification. (a) The Company shall indemnify and hold harmless the Investor and each of its partners, Affiliates and Representatives (collectively, the "Indemnified Parties") from and against any and all losses, penalties, judgments, suits, costs, claims, liabilities, damages and expenses (including, without limitation, reasonable attorneys' fees and disbursements (collectively, "Losses"), incurred by, imposed upon or asserted against any of the Indemnified Parties as a result of, relating to or arising out of (i) the breach of any representation, warranty, agreement or covenant made by the Company in this Agreement or any other Transaction Document, or in any certificate delivered by the Company pursuant to this Agreement or any other Transaction Document, (ii) the transactions contemplated by this Agreement (except to the extent the Investment would be illegal as a result solely of actions or attributes of the Investor), or (iii) any actions, inactions or omissions in any manner relating hereto or thereto or any actions or transactions contemplated hereby or thereby (including, without limitation, any litigation to which an Indemnified Party is made a party as a result thereof), except to the extent that such Losses are finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted solely from fraud, willful misconduct or gross negligence of such Indemnified Party; provided that nothing in this Section 10.04(a) shall require the Company to indemnify any Indemnified Party with respect to any Loss resulting solely from a decline in the market value of the Equity Securities issued to the Indemnified Party in connection with the transactions contemplated hereby.

                  (b) The following provisions shall apply to claims for Losses from claims by a third party (an "Indemnity Claim"). An Indemnified Party entitled to any indemnification in respect of, arising out of or involving an Indemnity Claim shall notify the indemnifying party in writing, and in reasonable detail, of the Indemnity Claim within 10 Business Days after receipt by such Indemnified Party of written notice of the Indemnity Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder unless and to the extent such failure to deliver timely notice adversely impacts the indemnifying party. If an Indemnity Claim is made against an Indemnified Party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and unconditionally acknowledges its obligation to indemnify the Indemnified Party with respect to such Indemnity Claim, to assume the defense thereof with counsel selected by the indemnifying party and reasonably acceptable to the Indemnified Party; provided that the indemnifying party shall not take any action that would materially and adversely affect the Indemnified Party without such Indemnified Party's consent.

                  (c) If the indemnifying party elects to assume the defense of any Indemnity Claim, all of the Indemnified Parties shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include (upon the indemnifying party's reasonable request) the provision to the indemnifying party of existing records and information that are reasonably relevant to such Indemnity Claim, and making themselves (in the case of individuals) and using reasonable efforts to make their employees and their Representatives, if any, available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and to attend depositions, give testimony or otherwise appear at any trial or hearing to the extent reasonably requested by the indemnifying party. Whether or not the indemnifying party shall have assumed the defense of an Indemnity Claim, the indemnifying party shall not admit any liability with respect to, or settle, compromise or discharge, such Indemnity Claim without the Indemnified Party's prior written consent. If the indemnifying party shall have assumed the defense of an Indemnity Claim, the indemnifying party shall not take any action in the conduct of such defense that would materially and adversely affect the Indemnified Party without the consent of the Indemnified Party; provided, however, that the Indemnified Party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and which, by its terms, obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the Indemnified Party completely in connection with such Indemnity Claim, and that would not otherwise materially and adversely affect the Indemnified Party.

                  (d) Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (but shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Indemnity Claim, which reasonable fees and expenses the indemnifying party shall pay as incurred in advance of the final disposition of such Indemnity Claim) if (i) the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages, (ii) the indemnifying party shall have failed to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to the Indemnified Party in any such action or proceeding, (iii) the use of counsel chosen by the indemnifying party to represent the Indemnified Party or Parties would present such counsel with a conflict of interest, or (iv) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Party and the indemnifying party and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party; provided, however, that, with respect to clause (i), if such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages; and provided further that in the event that the indemnifying party is not permitted to assume the defense of any Indemnity Claim pursuant to this
Section 10.04(d), the Indemnified Party shall not agree to any settlement, compromise or discharge of such Indemnity Claim, which by its terms obligates the indemnifying party to pay any monetary damages or otherwise imposes any obligation on the indemnifying party without the prior written consent of the indemnifying party.

                  (e) All payments under this Section 10.04 shall be due promptly following the occurrence of the related Loss; provided that, if a final, non-appealable judicial determination is made that an Indemnified Party is not entitled to any such payment, it will promptly repay the appropriate amounts to the appropriate indemnifying party.

                  Section 10.05 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by first class mail, postage prepaid, as follows:

                   (i) If to the Company, to:

                           US Airways Group, Inc.
                           2345 Crystal Drive
                           Arlington, Virginia 22227
                           Attention: Michelle V. Bryan
                            Executive Vice President - Corporate Affairs and General Counsel

                           With a copy to:

                           Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive
                           Chicago, Illinois 60606
                           Attention:  Seth Jacobson, Esq.



                   (ii) If to the Investor, to:

                           The Retirement Systems of Alabama
                           135 South Union Street
                           Montgomery, Alabama 36104
                           Attention: Darren Schulz
                           Chief Investment Officer

                           With a copy to:

                           Orrick, Herrington & Sutcliffe LLP
                           666 Fifth Avenue
                           New York, NY  10103
                           Attention: Duncan Darrow, Esq.

                  Section 10.06 Entire Agreement; Amendment. This Agreement and the documents described herein (including the Plan) or attached or delivered pursuant hereto (including, without limitation, the other Transaction Documents) set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement. Any provision of this Agreement may only be amended, modified or supplemented in whole or in part at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as waiver thereof, nor shall any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right. No investigation by a party hereto of any other party hereto prior to or after the date hereof shall stop or prevent the exercise of any right hereunder or be deemed to be a waiver of any such right.

                  Section 10.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

                  Section 10.08 Governing Law. To the extent not governed by the Bankruptcy Code, this Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of New York applicable to contracts made and to be performed in that State without reference to its conflict of laws rules. The parties hereto agree that the appropriate and exclusive forum for any disputes arising out of this Agreement solely between the Company and the Investor shall be the Bankruptcy Court, or if such court will not hear any such suit, the U.S. District Court for the Southern District of New York, and, the parties hereto irrevocably consent to the exclusive jurisdiction of such courts, and agree to comply with all requirements necessary to give such courts jurisdiction. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement except as expressly set forth below for the execution or enforcement of judgment, in any jurisdiction other than the above specified courts. Each of the parties hereto irrevocably consents to the service of process in any action or proceeding hereunder by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the address specified in Section
10.05 hereof. The foregoing shall not limit the rights of any party hereto to serve process in any other manner permitted by the Law or to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that final and non-appealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of indebtedness. THE PARTIES AGREE TO WAIVE ANY AND ALL RIGHTS THAT THEY MAY HAVE TO A JURY TRIAL WITH RESPECT TO DISPUTES ARISING OUT OF THIS AGREEMENT.

                  Section 10.09 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company's and the Investor's successors and assigns. Neither this Agreement nor any rights hereunder shall be assignable by any party hereto without the prior written consent of the other party hereto; provided, however, that the Investor may assign all or part of its interest in this Agreement and its rights hereunder to any of its Affiliates; provided, further, that any such assignment by the Investor shall not relieve it of its obligations thereunder. Following such assignment by the Investor, the term "Investor," as applied to the assigning Investor, shall include any such Affiliate to the extent of such assignment and shall mean the assigning Investor and such Affiliates taken collectively.

                  Section 10.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that the provisions of Section 5.03 shall inure to the benefit of and be enforceable by the Investor Directors and the provisions of Section 10.04 shall inure to the benefit of and be enforceable by each Indemnified Party.

                  Section 10.11 General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the Section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, any references to a party's "judgment", "satisfaction" or words of a similar import shall mean in such party's sole judgment. Unless otherwise specified, the terms "hereof," "herein" and similar terms refer to this Agreement as a whole (including the Exhibits and Schedules hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement.

                  Section 10.12 MidAtlantic Airways, Inc. Notwithstanding anything to the contrary contained herein, any reference to MidAtlantic, whether specifically or as part of the Companies, Debtors, Debtor Subsidiaries or Subsidiaries, shall mean MidAtlantic in its current form and operational status, with the express acknowledgement that, with respect to this Agreement and any representation, warranty, covenant or agreement contained herein, MidAtlantic needs to reactivate its commuter air carrier authorization or secure a Section 41102 certificate and reactivate its FAA operating certificate prior to resuming scheduled service.



                  IN WITNESS WHEREOF, this Agreement has been executed on behalf of the parties hereto by their respective duly authorized officers, all as of the date first above written.

                                   THE RETIREMENT SYSTEMS OF ALABAMA


                                   By:
                                        -----------------------------
                                   Name:
                                   Title:


                                   US AIRWAYS GROUP, INC.


                                   By:
                                      -------------------------------
                                   Name: Neal S. Cohen
                                   Title: Executive Vice President Finance and
                                          Chief Financial Officer